                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        OGDEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
Ogden Corporation
Two Pennsylvania Plaza
New York, NY 10121

   [OGDEN]

April   , 1999

TO OUR SHAREHOLDERS:

    On behalf of the Board of Directors, it is my pleasure to invite you to attend Ogden's 1999 Annual Meeting to be held at the Essex House, 160 Central Park South, New York, New York at 10:30 A.M. (Eastern Daylight Savings Time), on Thursday, May 20, 1999.

    The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement which we urge you to read carefully. In addition to the election of three directors and the ratification of the appointment of auditors, shareholders are being asked to vote on a proposed amendment to the Restated Certificate of Incorporation, the adoption of a new stock option plan and approval of an amended and restated CEO Formula Bonus Plan. The proposed amendment would provide that Director nominees next year and thereafter would be elected for one year terms instead of three year terms. We are thus following through on a commitment I made to shareholders last year to submit a binding proposal to eliminate Ogden's classified Board.

    Time will be set aside at the meeting for discussion of each item of business described in the Proxy Statement as well as any other matters of interest to you as a shareholder.

    Shareholders who find it convenient are cordially invited to attend the meeting in person. It is important that your shares be represented at the meeting. Accordingly, whether or not you expect to attend, you are urged to sign, date and return the enclosed proxy card in the enclosed postage paid envelope to ensure that your shares will be represented at the annual meeting. Since the proposed amendment to the Certificate of Incorporation to eliminate the classification of the Board requires the affirmative vote of 80% of the outstanding shares it is particularly important that all shares be represented at the meeting.

                [LOGO]

R. RICHARD ABLON
CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF OGDEN CORPORATION

    Notice is hereby given that the Annual Meeting of Shareholders of Ogden Corporation ("Ogden") will be held at the Essex House, 160 Central Park South, New York, New York, on Thursday, May 20, 1999, at 10:30 A.M. (Eastern Daylight Savings Time), for the following purposes:

(1) To elect three directors to hold terms of office expiring at the Annual Meeting of Shareholders in 2002 and until their respective successors have been elected and qualified;

(2) To consider and act upon a proposal to amend Section 6. of Ogden's Restated Certificate of Incorporation to eliminate the provisions for the classification of Ogden's Board of Directors effective as of the Annual Meeting of Shareholders in 2000 and thereby provide that each person elected a director at the Annual Meeting of Shareholders in 2000 and subsequent Annual Meetings of Shareholders will be elected for a term of one year and until their respective successors are elected and qualified, all as more fully set forth in the attached Proxy Statement;

(3) To consider and act upon a proposal to approve the adoption of a new Ogden 1999 Stock Option Plan providing for the grant of options to purchase up to an aggregate of 4,000,000 shares of the common stock of Ogden to employees of Ogden and its affiliates and directors of Ogden, as more fully set forth in the attached Proxy Statement;

(4) To consider and act upon a proposal to approve the adoption of the Amended and Restated CEO Formula Bonus Plan as more fully set forth in the attached Proxy Statement;

(5) To ratify the appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year ending December 31, 1999; and

(6) To consider and act upon such other business as may properly come before this Annual Meeting.

    The Board of Directors has fixed April 8, 1999, as the record date for this Annual Meeting and all shareholders of record of Ogden at the close of business on such date shall be entitled to notice of and to vote at this Annual Meeting.

                                          By Order of the Board of Directors

                                          KATHLEEN RITCH,
                                          Vice President and Secretary

VICE PRESIDENT AND SECRETARY

Dated:  New York, N.Y.
      April   , 1999

IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, SO THAT YOUR SHARES MAY BE VOTED IF YOU ARE UNABLE TO ATTEND THIS ANNUAL MEETING.

PROXY STATEMENT

    The following statement is submitted to shareholders in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Ogden Corporation to be held on Thursday, May 20, 1999 at 10:30 a.m. (Eastern Daylight Saving Time). The Annual Meeting will be held at the Essex House, 160 Central Park South, New York, New York. A proxy card for this Annual Meeting is enclosed. This Proxy Statement and the accompanying proxy card are first being
sent to shareholders on or about April   , 1999.

    The purposes of the Annual Meeting are:

(1) To elect three directors to hold terms of office expiring at the Annual Meeting of Shareholders in 2002 and until their respective successors have been elected and qualified;

(2) To consider and act upon a proposal to amend Section 6. of Ogden's Restated Certificate of Incorporation to eliminate the provisions for the classification of Ogden's Board of Directors effective as of the Annual Meeting of Shareholders in 2000 and thereby provide that each person elected a director at the Annual Meeting of Shareholders in 2000 and subsequent Annual Meetings of Shareholders will be elected for a term of one year and until their respective successors are elected and qualified, all as more fully set forth in this Proxy Statement and in Annex A;

(3) To consider and act upon a proposal to approve the adoption of a new Ogden 1999 Stock Option Plan providing for the grant of options to purchase up to an aggregate of 4,000,000 shares of the common stock of Ogden to employees of Ogden and its affiliates, and directors of Ogden, as more fully set forth in this Proxy Statement and in Annex B;

(4) To consider and act upon a proposal to approve the adoption of the Amended and Restated CEO Formula Bonus Plan as more fully set forth in this Proxy Statement and in Annex C;

(5) To ratify the appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year ending December 31, 1999; and

(6) To consider and act upon such other business as may properly come before this Annual Meeting.

    The solicitation of proxies to which this Proxy Statement relates is made by and on behalf of the Board of Directors of Ogden. The costs of this solicitation will be paid by Ogden. Such costs include preparation, printing, and mailing of the Notice of Annual Meeting, proxy cards, and Proxy Statement. The solicitation will be conducted principally by mail, although directors, officers, and employees of Ogden and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for proxy material to be sent to their principals, and Ogden will reimburse such persons for their expenses in so doing. Ogden is also retaining D.F. King & Co., Inc. to solicit proxies and will pay D.F. King & Co., Inc. a fee of $8,500 in connection therewith.

    The shares represented by all valid proxies in the enclosed form will be voted if received in time for this Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees named in this Proxy Statement; and FOR Proposals (2), (3), (4) and (5) as set forth above and described in this Proxy Statement. Each proxy is revocable at any time prior to being voted by delivering a subsequent proxy, by giving written notice to the Secretary of Ogden or by attending this Annual Meeting and voting in person, provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the revocation or the subsequent proxy before the vote is taken.

VOTING SECURITIES

    As of April 8, 1999, the record date for this Annual Meeting, Ogden had outstanding [ ] shares of common stock and [ ] shares of $1.875 Cumulative Convertible Preferred Stock, Partially Participating, excluding shares held in Ogden's corporate treasury. Each share of common stock is entitled to one vote and each share of preferred stock is entitled to one-half vote per share on all matters to come before this Annual Meeting, including the election of directors.

    Ogden has been advised by FMR Corp., and Putnam Investments, Inc. that they, along with certain of their respective investment managers, is each the beneficial owner of more than 5% of Ogden's common stock, which were acquired for investment purposes for certain of their advisory clients. The following table sets forth certain information concerning the foregoing as of December 31, 1998:

                                                                        AMOUNT AND NATURE OF
                                  NAME AND ADDRESS OF BENEFICIAL             BENEFICIAL              PERCENT OF
TITLE OF CLASS                                OWNER                          OWNERSHIP                  CLASS
-------------------------------  --------------------------------  ------------------------------  ---------------
Common.........................  FMR Corp.                                6,268,900 shares (1)           12.762
                                 82 Devonshire Street
                                 Boston, Massachusetts 02109
Common.........................  Putnam Investments, Inc.                 3,295,812 shares (2)              6.7
                                 One Post Office Square
                                 Boston, Massachusetts 02109

------------------------

(1) A Schedule 13G Report dated February 1, 1999 shows that 2,425,400 shares are held with sole power to vote or to direct the vote and 6,268,900 shares are held with sole power to dispose or direct the disposition thereof.

(2) A Schedule 13G Report dated January 26, 1999 shows that 20,011 shares are held with shared voting power and 3,295,812 shares are held with shared dispositive power.

    The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. Each nominee for election as a director requires a plurality of the votes cast in order to be elected. Proposal
(2) requires the affirmative vote of the holders of shares of stock of Ogden representing not less than eighty percent (80%) of the votes which would be entitled to be cast generally in an election of directors. Each of Proposals (3) and (4) requires the affirmative vote of a majority of the votes cast at this Annual Meeting in person or by proxy and entitled to vote. Proposal (5) requires the affirmative vote of the holders of a majority of the votes represented by shares present at this Annual Meeting, in person or by proxy and entitled to vote. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards achievement of a plurality; where a shareholder properly withholds authority to vote for a particular nominee such shares will not be counted towards such nominee's or any other nominee's achievement of plurality. With respect to the other proposals to be voted upon: (i) if a shareholder abstains from voting on a proposal, such shares are considered present at the meeting for quorum purposes but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal (except for Proposals (3) and (4), in respect of which abstentions will not have the effect of either an affirmative or negative vote) and (ii) under Delaware law shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted, and will not have the effect of either an affirmative or negative vote as to the matters with respect to which the broker does not have authority to vote and a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

ELECTION OF DIRECTORS--PROPOSAL NUMBER (1).

PROPOSED ACTION

    The Ogden Board of Directors is proposing the election of three directors. The directors will be elected for terms expiring at the Annual Meeting of Shareholders in 2002 and until their respective successors have been elected and qualified.

DESCRIPTION OF PROPOSAL

    The Board of Directors has nominated the three persons named in the table below for election as the Class III directors for terms of office expiring at the 2002 Annual Meeting of Shareholders and until their respective successors are elected and qualified. Ogden has no reason to believe that any such nominee will be unable to serve as a director if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies, or their respective substitutes, may, in their discretion, vote for a substitute nominee designated by the Board of Directors or, alternatively, the Board of Directors may reduce the number of directors to be elected at this Annual Meeting. All three nominees were elected a director at Ogden's 1996 Annual Meeting of Shareholders except Mr. Farr who was appointed a director by the Board of Directors on January 21, 1999. From 1995 until 1998 Mr. Farr served as the Vice Chairman of American Express Company, where he oversaw the travel services group and led numerous corporate initiatives in financial services and acquisitions. For more than 27 years prior to his joining American Express in 1995 Mr. Farr served in several executive capacities at McKinsey & Company, a management consulting firm. He was elected a senior partner of McKinsey in 1978 and appointed to its Board of Directors in 1981. Mr. Farr retired from American Express in 1998.

NOMINEES

    The following table sets forth certain information concerning the nominees for election as directors. Each of the nominees is presently serving as a director of Ogden.

                                                                                                      FIRST BECAME
NAME, AGE, AND OTHER INFORMATION                                PRINCIPAL OCCUPATION                   A DIRECTOR
------------------------------------------------  ------------------------------------------------  -----------------
George L. Farr: Age 58                            Retired, former Vice Chairman of American                  1999
Director of Swiss Reinsurance Co.,                Express Company.
Zurich, Switzerland; and director of
Misys, London, England.

Jeffrey F. Friedman: Age 52                       Investment Manager and Director of Risk                    1998
Chairman of Ogden's Audit Committee and Member    Management Activity and Corporate Hedging,
of Ogden's Compensation Committee.                Dreyfus Corporation.

Helmut Volcker: Age 65                            Professor of Energy Process Technology,                    1994
Chairman of Ogden's Technology Committee;         University of Essen, Germany, retired member of
Chairman, Technical Advisory Board,               the STEAG Management Board and consultant for
Alsthom Energy Systems GmbH, Stuttgart, Germany;  international energy projects.
Vice Chairman of the Board, Schmeink & Cofreth
AG, Bocholt, Germany.

DIRECTORS WHOSE TERMS CONTINUE

    The following table sets forth certain information concerning directors whose terms are continuing.

                                                                                                          FIRST BECAME
NAME, AGE, AND OTHER INFORMATION            TERM TO EXPIRE              PRINCIPAL OCCUPATION               A DIRECTOR
-----------------------------------------  -----------------  -----------------------------------------  ---------------
R. Richard Ablon: Age 49                            2001      Chairman of the Board, President and               1986
Member of Ogden's Management Committee.                       Chief Executive Officer of Ogden.

Anthony J. Bolland: Age 45                          2001      Managing Director, Boston Ventures                 1998
Director of American Media, Inc.                              Management, Inc.

Judith D. Moyers: Age 63                            2001      President, Public Affairs Television,              1978
Chairman of Ogden's Compensation                              Inc., Home Economist and Education
Committee and a member of Ogden's                             Specialist.
Management Committee and Governance
Committee.

Robert E. Smith: Age 63                             2001      Counsel, Rosenman & Colin LLP, a law               1990
Member of Ogden's Audit Committee,                            firm.
Governance Committee and Management
Committee.

David M. Abshire: Age 72                            2000      Vice Chairman, Board of Trustees, CSIS             1987
Member of Ogden's Management Committee.                       and President elect and CEO, The Center
                                                              of the Presidency.

Norman G. Einspruch: Age 66                         2000      Senior Fellow in Science and Technology            1981
Chairman of Ogden's Management Committee;                     and Professor and Chairman of Industrial
Member of Ogden's Audit, Technology &                         Engineering, University of Miami.
Compensation Committees.

Attallah Kappas: Age 72                             2000      Sherman Fairchild Professor;                       1988
Member of Ogden's Management Committee                        Physician-in-Chief Emeritus and past Vice
and Technology Committee.                                     President, the Rockefeller University.

Homer A. Neal: Age 56                               2000      Professor of Physics, Director of Project          1988
Chairman of Ogden's Governance Committee                      Atlas, Interim President Emeritus,
and Member of Ogden's Audit Committee and                     University of Michigan.
Technology Committee; Director of Ford
Motor Company.

COMMITTEES OF THE BOARD OF DIRECTORS

    MANAGEMENT COMMITTEE. The Management Committee is composed of five independent outside directors and one management director. The Management Committee's principal functions are to review and evaluate Ogden's strategies, plans, policies and management needed to meet long-range goals and objectives. The Committee's functions also include evaluating and reviewing business transactions under consideration by management, Ogden's financial status, current financial arrangements, current and anticipated financial requirements and issuance and sale of Ogden securities and advising and recommending to the Board of Directors with respect thereto. There were six meetings of the Management Committee during 1998.

    COMPENSATION COMMITTEE. The Compensation Committee is composed of three "non-employee directors", within the meaning of amended Rule 16b-3 of the Securities Exchange Act, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, who are not employees or members of management of Ogden or any of its subsidiaries. The Compensation Committee is responsible for reviewing and approving compensation and benefit plans for Ogden and providing independent judgment as to the fairness of the compensation and benefit arrangements for senior management of Ogden and its subsidiaries. The Compensation Committee administers Ogden's Stock Option Plans, determines the Chief Executive Officer's compensation and reviews and approves the annual salary, bonus and other benefits, direct or indirect, of other designated members of senior management of Ogden and its subsidiaries. There were five meetings of the Compensation Committee during 1998.

    AUDIT COMMITTEE. The Audit Committee is composed of four independent outside directors. The Audit Committee's principal functions are to evaluate and review financial procedures, controls and reporting; compliance with Ogden's Corporate Policy of Business Conduct; and both the audit scope and audit fees. There were four meetings of the Audit Committee during 1998.

    GOVERNANCE COMMITTEE. The Governance Committee is composed of three independent outside directors. The Governance Committee's principal functions are to review and evaluate Ogden's Board practices. In particular, the Committee will be responsible for monitoring and making recommendations on issues such as Board size and composition, director compensation and stock ownership, director retirement, and CEO performance. The Committee will review, on an ongoing basis, the Board's performance as a whole as it relates to recognized "best Board practices" in the area of corporate governance. The Committee will also make recommendations to the Board of Directors with respect to nominees for new directors (including nominations submitted in writing to the Secretary of Ogden by shareholders in compliance with the requirements of Ogden's By-laws), and board committee memberships with direct input from the Chairman of the Board of Directors and Chief Executive Officer and from the other directors. There were three meetings of the Governance Committee during 1998.

    TECHNOLOGY COMMITTEE. The Technology Committee is composed of four independent outside directors. The Technology Committee's principal functions are to collect, review, study and evaluate various changes and innovations in technology, materials and technical services that may be of benefit to Ogden's operations. The Committee also reviews and takes into consideration environmental standards and pollution-control requirements connected with the operation by Ogden of various solid waste-to-energy and other operating facilities across the United States and abroad. There were six meetings of the Technology Committee during 1998.

    During 1998 the Board of Directors held six regularly scheduled meetings and one special meeting. Each incumbent director attended at least 75% of the aggregate 1998 meetings of the Board of Directors and of the Committees on which such director served except Terry Allen Kramer.

DIRECTOR COMPENSATION

    Commencing in 1999, each Ogden director who is not an employee of Ogden or an Ogden subsidiary receives an annual director's fee of $35,000 plus $1,500 for each Board of Directors meeting attended. Each such director also receives an annual fee of $5,000 for each committee on which such director serves plus $1,500 for each committee meeting attended. In addition, each such director receives $500 for each day, or portion thereof, spent away from the director's city of residence on special director activities. Prior to 1999, nonemployee directors received the annual fees described in Ogden's 1998 Proxy Statement. All directors are reimbursed for expenses incurred in attending Board of Directors and committee meetings. Directors who are employees of Ogden or an Ogden subsidiary receive no additional compensation for serving on the Board of Directors or any committee.

    Each nonemployee director of Ogden who became a director prior to March 11, 1999 was granted a Director's Stock Option and limited stock appreciation rights with respect to 25,000 shares of Ogden Common Stock at varying exercise prices equal to the average of the high and low sales prices of Ogden Common Stock on the date of grant. Subject to shareholder approval of the Ogden 1999 Stock Option Plan, commencing on March 11, 1999, the Board of Directors may award annual grants of Director's Stock Options and stock appreciation rights with respect to up to 2,500 shares of Ogden Common Stock to each nonemployee director, at an exercise price equal to the average of the high and low sales prices of Ogden Common Stock on the date of grant.

SECURITY OWNERSHIP BY MANAGEMENT

    Information about the common stock beneficially owned as of March 1, 1999 by each nominee, each director, each executive officer named in the summary compensation table and all directors and executive officers of Ogden as a group is set forth as follows:

                                                  BENEFICIAL OWNERSHIP OF OGDEN COMMON STOCK
                                                  -------------------------------------------
                                                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
NAME OF BENEFICIAL OWNER                                              (1)                      PERCENT OF CLASS (2)
------------------------------------------------  -------------------------------------------  ---------------------
R. Richard Ablon................................                    1,364,706(3)                          2.78
David M. Abshire................................                       25,288(4)                             *
Anthony J. Bolland..............................                       25,000                                *
Norman G. Einspruch.............................                       36,440(4)                             *
George L. Farr..................................                        4,500                                *
Jeffrey F. Friedman.............................                       17,406(4)                             *
David L. Hahn...................................                       82,150(5)                             *
Attallah Kappas.................................                       26,000(4)                             *
Scott G. Mackin.................................                      391,400(6)                             *
Quintin G. Marshall.............................                       45,529(7)                             *
Judith D. Moyers................................                       31,655(4)                             *
Homer A. Neal...................................                       25,604(4)                             *
Robert E. Smith.................................                       26,000(4)                             *
Bruce W. Stone..................................                      155,262(8)                             *
Helmut Volcker..................................                       23,200(4)                             *
All executive officers and directors as a group
  (26 persons) including those named above......                    2,828,855                             5.77

------------------------

(1) Except as otherwise noted each individual owns all shares directly and has sole investment and voting power with respect to all shares. No officer or director owns shares of Ogden Series A Preferred Stock.

(2) Asterisks indicate beneficial ownership of less than 1.0% of the class.

(3) Includes 21,506 shares held in trust for his minor children; and 1,080,000 shares subject to stock options which are exercisable within 60 days of March 1, 1999. Does not include 1,404 shares held by his wife and 21,506 shares held by an adult son residing in his household. Mr. Ablon has neither investment nor voting power with respect to the foregoing shares held by his wife and son, and disclaims any beneficial interest in such shares.

(4) Includes 20,000 shares for Dr. Kappas, 15,000 shares for Dr. Volcker, 5,000 shares for Mr. Friedman and 25,000 shares for each of Messrs. Abshire, Einspruch, Neal, Smith and Ms. Moyers subject to stock options which are exercisable within 60 days of March 1, 1999. Also includes: 2,735 shares held by Dr. Einspruch in a Keogh Plan; 100 shares held by Dr. Neal jointly with his wife over which Dr. Neal has shared voting and investment authority with his wife; and 12,000 shares held by Mr. Friedman in his IRA.

(5) Includes 72,000 shares subject to stock options which are exercisable within 60 days of March 1, 1999. Does not include 200 shares held by his wife. Mr. Hahn has neither investment nor voting power with respect to the shares held by his wife and disclaims any beneficial interest of such shares.

(6) Includes 374,400 shares subject to stock options which are exercisable within 60 days of March 1, 1999.

(7) Includes 40,000 shares subject to stock options which are exercisable within 60 days of March 1, 1999.

(8) Includes 150,200 shares subject to stock options which are exercisable within 60 days of March 1, 1999.

(9) Includes 2,263,700 shares subject to options which are exercisable within 60 days of March 1, 1999 and approximately 446,133 shares of Ogden Common Stock which may be voted by Mr. Marshall and four other individuals as members of the Investment Committee of Ogden's Group Trust Fund for Profit Sharing Plans. Mr. Marshall disclaims beneficial ownership of such 446,133 shares.

VOTE REQUIRED

    Election of directors is by a plurality vote. Accordingly, the three persons nominated in accordance with Ogden's by laws who receive the greatest number of affirmative votes will be elected.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ELECTION OF ALL THREE NOMINEES NAMED ABOVE AS DIRECTORS--PROPOSAL NUMBER (1)

    APPROVAL OF AN AMENDMENT TO THE OGDEN RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS EFFECTIVE AS OF THE ANNUAL MEETING OF SHAREHOLDERS IN 2000--PROPOSAL NUMBER (2)

PROPOSED ACTION

    Ogden's Board of Directors is proposing an amendment to Section 6. of Ogden's Restated Certificate of Incorporation to eliminate the classification of the Board of Directors effective as of the Annual Meeting of Shareholders in 2000 and thereby provide that each director elected at the Annual Meeting of Shareholders in 2000 or any subsequent Annual Meeting will be elected for a term of one year and until his or her successor is elected and qualified. If this proposed amendment is approved and adopted, directors with terms that as of the Annual Meeting of Shareholders in 2000 expire at the 2001 and 2002 Annual Meetings of Shareholders, will complete those terms, but at the Annual Meeting of Shareholders in 2000 and all subsequent Annual Meetings, all directors will be nominated and elected for a one-year term. The proposed amendment, which can only be approved with the affirmative vote of 80% of the votes which would be entitled to be cast generally in an election of directors, would also eliminate that 80% voting requirement for any future amendments to Section 6. of the Restated Certificate of Incorporation.

DESCRIPTION OF PROPOSAL

    In 1984, Ogden's shareholders voted to approve a proposal to amend the Certificate of Incorporation to provide for a classified Board of Directors, and to require the affirmative vote of 80% of the votes which would be entitled to be cast generally in the election of directors to amend such provision. This classified director provision is set forth as Section 6. of the Restated Certificate of Incorporation. Under that classified director provision, approximately one-third of the directors are elected annually and serve a three-year term.

    Supporters of classified boards of directors believe that they help maintain continuity of experience and, as a result, may assist a company in long-term strategic planning. Additionally, supporters argue that a classified board may encourage a person seeking control of a company to initiate arm's-length discussions with management and the board, who may be in a position to negotiate a higher price or more favorable terms for shareholders or to seek to prevent a takeover that the board believes is not in the best interests of shareholders.

    On the other hand, a classified board of directors limits the ability of shareholders to elect directors and exercise influence over a company, and may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees. The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. A non-classified board of directors may enable shareholders to hold all directors accountable on an annual basis, rather than over a three-year period.

    Also, the existence of a classified board of directors may deter some tender offers or substantial purchases of stock that might give shareholders the opportunity to sell their shares at a price in excess of what they would otherwise receive. Accordingly, approval of the proposed amendment to the Restated Certificate of Incorporation might increase the likelihood of such a tender offer or substantial stock purchases by a person seeking to change Ogden's Board of Directors. While Ogden's existing Preferred Stock Purchase Rights Plan which is due to expire in October, 2000 may deter anyone from acquiring more than 15% of the outstanding shares without approval of the Board of Directors, if all directors are elected annually a proposed acquirer might seek to avoid the Rights Plan by seeking to elect its nominees to constitute the entire Board of Directors in the expectation that those nominees would, subject to their fiduciary duties once elected, be more likely to remove the impediments created by the Rights Plan.

    At the 1997 and 1998 Annual Meetings of Shareholders, a majority of the shares voted (although less than 50% of the outstanding shares) were voted in favor of non-binding shareholder proposals to declassify Ogden's Board of Directors. In 1997 and 1998, Ogden's Board of Directors opposed the shareholder proposals on the basis that a classified Board provides continuity in management, prevents an abrupt change in control which could be disruptive in achieving long-term goals and may prevent shareholders from being deprived of the opportunity to realize the full value of their investment. In determining to approve the 1999 proposed amendment to declassify the Ogden Board of Directors, the Ogden Board of Directors took into consideration, in addition to all of the benefits and detriments discussed above, Ogden's statement in 1998 that the Ogden Board of Directors would propose such amendment in 1999 if shareholder support for such proposal in 1998 was at or above the 1997 level.

    Under Delaware law, directors of companies that have a classified board of directors may only be removed for cause. However, directors of companies that do not have a classified board may be removed with or without cause by a majority vote of the shareholders at any annual or special meeting of shareholders. Accordingly, if the proposed amendment to the Restated Certificate of Incorporation is approved, Ogden's shareholders would be able to remove any or all directors without cause at any shareholders meeting after the 2001 Annual Meeting of Shareholders, when all directors then in office will have been elected for a term expiring at the 2002 Annual Meeting of Shareholders. Under Ogden's Bylaws, special meetings of shareholders can be called only by the Chairman, Vice Chairman or a majority of Ogden's Board of Directors.

    Section 6. of the Restated Certificate of Incorporation also currently provides that it can only be amended with the affirmative vote of 80% of the votes which would be entitled to be cast generally in an election of directors. The proposed amendment would delete this requirement with respect to any future amendments of Section 6. of the Restated Certificate of Incorporation. Accordingly, under Delaware law, any subsequent amendment to Section 6. would require approval of Ogden's Board of Directors and the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

    If the amendment to the Restated Certificate of Incorporation is approved and adopted by the shareholders, Section 6. of the Restated Certificate of Incorporation would be amended as set forth in Annex A hereto.

VOTE REQUIRED

    The affirmative vote of the holders of shares of stock of Ogden representing not less than eighty percent (80%) of the votes which would be entitled to be cast generally in an election of directors will be required to approve the amendment to the Restated Certificate of Incorporation.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NUMBER (2).

APPROVAL OF OGDEN 1999 STOCK OPTION PLAN--PROPOSAL NUMBER (3)

PROPOSED ACTION

    The Ogden Board of Directors is proposing to establish and maintain a stock option plan in order to provide a means by which employees and certain directors responsible for significant contributions to Ogden's business may be given an opportunity to purchase shares of Ogden common stock. The Board of Directors believes that the growth and success of Ogden, which is provided by the awards permitted under the 1999 Stock Option Plan, provides such key individuals with an incentive to continue to energetically apply their talents within Ogden and further align the interests of such individuals with the interests of Ogden's stockholders. Accordingly, the Board of Directors has adopted the Ogden 1999 Stock Option Plan, subject to stockholder approval.

DESCRIPTION OF PROPOSAL

    The Board of Directors believes that the proposed 1999 Stock Option Plan satisfies the objective of attracting, retaining and motivating employees to give their best efforts and ability to Ogden. Ogden currently relies solely on its 1990 Stock Option Plan for grants necessary to retain qualified and motivated employees. The 1990 Stock Option Plan currently has only 12,000 shares of common stock remaining for future grants.

    The key provisions of the 1999 Stock Option Plan are briefly summarized below. The complete text of the 1999 Stock Option Plan is attached hereto as Annex B and reference is made to such Annex for a complete statement of the provisions of the 1999 Stock Option Plan.

(1) Type of awards: The 1999 Stock Option Plan would enable Ogden to grant "non-qualified options," "incentive stock options," limited stock appreciation rights ("LSARs") and performance-based cash awards (collectively, the "Awards").

(2) Number of Shares: The aggregate maximum number of shares for which options and LSARs may be issued under the 1999 Stock Option Plan will be 4,000,000 shares of Ogden's common stock, par value $.50 per share, subject to antidilution adjustments in the event of any changes in Ogden's capitalization, stock dividends, splits, spinoffs, mergers, etc. Other than with regard to incentive stock options, the number of shares that may be delivered under the plan will be determined after giving effect to the use by a participant of the right, if granted, to cause Ogden to withhold from the shares of common stock otherwise deliverable to him or her upon the exercise of an Award or shares of common stock in payment of all or a portion of his or her withholding obligation arising from such exercise. If an LSAR is granted in tandem with a stock option, such grant will only apply once against the maximum number of shares of common stock which may be delivered to participants or granted under the plan.

(3) Administration: The 1999 Stock Option Plan will be administered by a committee or subcommittee of the Board of Directors (the "Committee") which will consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"), a "non-employee director" as defined in Rule 16b-3 and, to the extent required by section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), an "outside director" as defined under section 162(m) of the Code. Currently, the Compensation Committee appointed by the Ogden Board of Directors will serve as the Committee. With regard to grants of non-qualified stock options to non-employee directors, the Board of Directors will serve as the Committee. The Committee has discretion to determine the types, terms and conditions of all Awards, to adopt, alter or repeal administrative rules, guidelines and practices (including special guidelines for non-U.S. employees), to delegate administrative responsibilities as well as to construe and interpret the terms of the 1999 Stock Option Plan and any agreements evidencing awards granted thereunder.

(4) Eligibility: Participants of the 1999 Stock Option Plan will be selected by the Committee, in its sole discretion, from among the non-employee directors of Ogden and employees of Ogden, its subsidiary corporations or parent corporations, if any (as defined under Section 424 of the Code). Participants will be selected on the basis of demonstrated ability to contribute substantially to the success of Ogden. The Committee will determine the identity and the number of participants under the 1999 Stock Option Plan. Awards may also be granted to employees of a corporation which has been acquired by Ogden or a subsidiary, who hold options with respect to the stock of such acquired corporation, which options Ogden or a subsidiary has agreed to assume.

(5) Effective Date of the 1999 Stock Option Plan: The 1999 Stock Option Plan will become effective on May 20, 1999, if approved by the stockholders of Ogden on such date.

(6) Expiration, Amendment and Termination of the 1999 Stock Option Plan: The 1999 Stock Option Plan may be amended, modified or terminated at any time by the Board of Directors except that no amendment or termination may, without the participant's consent, adversely affect any then outstanding Award under the 1999 Stock Option Plan. Award may not be granted pursuant to the 1999 Stock Option Plan after May 19, 2009. The Board of Directors may not, without further approval of Ogden's shareholders, in accordance with the laws of the State of Delaware, solely to the extent required by the applicable provisions of Rule 16b-3, section 162(m) or 422 of the Code or the rules of any applicable exchange: (i) increase the aggregate number of shares of common stock as to which Awards may be granted under the plan (as adjusted); (ii) increase the minimum individual participant share limitations; (iii) increase the maximum cash payment; (iv) materially alter the performance criteria; (v) extend the maximum option period; (vi) change the class of persons eligible to participate in the plan; or (vii) change the manner of determining stock option prices.

(7) Term of Option: All options will lapse on the expiration of the option terms specified by the Committee in a certificate evidencing such option, but in no event will non-qualified or incentive stock options be exercisable after the expiration of 10 years from the date such option is granted (five years for optionees who own more than 10% of the total combined voting power of all classes of the stock of Ogden, its subsidiary corporations or its parent corporations).

(8) Option Price: The exercise price for each stock option issued under the 1999 Stock Option Plan shall not be less than 100% of the fair market value (as defined in the 1999 Stock Option Plan) of the common stock on the date the option is granted. In the case of the grant of an incentive stock option to an optionee who owns more than 10% of the total combined voting power of all classes of stock of Ogden, its subsidiary corporations or its parent corporations, the option price of such option shall be at least 110% of the fair market value of the common stock on the date the option is granted.

(9) Maximum Grant: In any calendar year, the aggregate fair market value of the shares (as determined at the time the option is granted) for which all incentive stock options held by an optionee are exercisable for the first time in such calendar year may not exceed $100,000. No participant shall be granted stock options and/or LSARs during any calendar year to purchase more than an aggregate of 500,000 shares of common stock (subject to antidilution adjustments).

(10) Payment: The issuance of shares of common stock to the optionee upon exercise of any option shall be contingent upon receipt by Ogden of a personal, certified or bank check or the equivalent thereof acceptable to Ogden in an amount equal to the full option price of the shares being purchased and an amount sufficient to cover all amounts required to be withheld by Ogden under applicable tax law. The Committee may authorize Ogden to extend a loan to an optionee to assist in funding the exercise price with respect to any Award and/or the tax withholding amount or to assist in the purchase of shares of Ogden's common stock on the open market. Proceeds received by Ogden from optioned shares will be used by Ogden for general corporate purposes.

(11) LSARs: The Committee may grant an LSAR, which is a right granted in tandem with a related stock option, to receive a payment in cash equal to the excess of the aggregate price (as described herein) at the time specified below of a specified number of shares of common stock over the aggregate exercise price of the related stock option being exercised. An LSAR may be exercisable only upon the occurrence of a change in control (as defined in the 1999 Stock Option Plan) and only in the alternative to exercise of its related stock option. The exercise of an LSAR relating to a non-qualified stock option with respect to any number of shares of common stock entitles the participant to a cash payment, for each share, equal to the excess of
    (i) the greatest of (A) the highest price per share of common stock paid in the change in control in connection with which such LSAR became exercisable,
    (B) the fair market value of a share of common stock on the date of such change in control and (C) the fair market value of a share of common stock on the effective date of such exercise over (ii) the exercise price of the related stock option. The exercise of an LSAR relating to an incentive stock option with respect to any number of shares of common stock entitles the participant to a cash payment, for each such share, equal to the excess of
    (i) the fair market value of a share of common stock on the effective date of such exercise over (ii) the exercise price of the related stock option. An LSAR will be exercisable only during the 90 day period following a change in control, provided that the stock option to which it relates is exercisable.

(12) Cash Awards:

    (a) The Committee may grant a cash award, which is a right denominated in cash or cash units to receive a cash payment, based upon the attainment of pre-established performance goals and such other conditions, restrictions and contingencies as the Committee determines. The Committee may specify a targeted performance awarded for a participant. The individual target award may be expressed, at the Committee's discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under the plan), or an amount determined pursuant to an objective formula or standard. At the time the performance goals are established, the Committee will prescribe a formula to determine the percentages of the individual target award which may be payable based upon the degree of attainment of the performance goals during the calendar year. The maximum cash award that may be granted to any one individual in any calendar year shall be $3,000,000.

    (b) Cash awards granted to "covered employees" under Section 162(m)(3) of the Code (generally, the chief executive officer and the four other most highly compensated executive officers) are intended to satisfy Section 162(m) of the Code. This section generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to a covered employee, unless such compensation is performance-based and the material terms of the performance goals are approved by shareholders. Section 162(m) requires that the performance goals are based on objective criteria. Under the 1999 Stock Option Plan, these performance goals will be based on one or more of the following criteria with regard to Ogden (or any subsidiary corporation, parent corporation, division, or other operational unit of Ogden): (i) profits, market share, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, funds from operations or a combination of any or all of the foregoing; (ii) after-tax or pre-tax profits; (iii) operational cash flow or cash generation targets; (iv) level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, Ogden's bank debt or other long-term or short-term public or private debt or other similar financial obligations of Ogden; (v) earnings per share or earnings per share from continuing operations; (vi) return on capital employed or return on invested capital; (vii) after-tax or pre-tax return on stockholders' equity or profitability targets as measured by return ratio and shareholder returns; (viii) economic value added targets; (ix) fair market value of the shares of Ogden's common stock; and (x) the growth in the value of an investment in Ogden's common stock assuming the reinvestment of dividends. With respect to all participants but solely to the extent permitted under the Code with respect to "covered employees," the Committee may: (i) designate additional business criteria on which the performance goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

NON-QUALIFIED STOCK OPTIONS:

(13) General Provisions:

    (a) The 1999 Stock Option Plan provides that the Committee may adjust the number of shares of common stock available to be issued under the plan, the number of shares subject to outstanding Awards and the exercise prices of outstanding awards upon a change in the capitalization of Ogden, a stock dividend or split, a merger, spinoff, or combination of shares and certain other similar events. For example, this provision would permit the Committee to adjust outstanding Awards under the Plan and the shares of Common Stock available under the Plan upon completion of Ogden's announced plan to split into two separate public companies. In the event of such adjustment or a change in control, the 1999 Stock Option Plan also permits the Committee to determine whether outstanding Awards and/or a portion of the plan should be assumed and converted by a participant's new employer following such event, provided that certain criteria are met.

    (b) In the event of a change in control each outstanding Award shall become fully vested and exercisable.

(14) Federal Income Tax Consequences of Stock Options:

    The following discussion of the federal income tax consequences of the granting and exercise of stock options under the 1999 Stock Option Plan, and the sale of common stock acquired as a result thereof is based on an analysis of the Code, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the federal income tax consequences described below, a participant may also be subject to state, local, estate and gift tax consequences, none of which is described below. This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

    No taxable income will be recognized by a participant at the time a non-qualified stock option is granted to him or her.

    Ordinary compensation income will be recognized by a participant at the time a non-qualified stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares purchased by the optionee over the exercise price for such shares. Other than with regard to non-employee directors, this ordinary compensation income will also constitute wages subject to income tax withholding under the Code and Ogden will require the participant to make suitable arrangements to ensure that the participant remits to Ogden an amount sufficient to satisfy all tax withholding requirements.

    Ogden will generally be entitled to a deduction for federal income tax purposes at such time and in the same amount as the amount includible in the participant's ordinary income in connection with his or her exercise of a non-qualified stock option, subject to Section 162(m) described herein.

    Upon a participant's subsequent sale or other disposition of shares purchased on exercise of a non-qualified stock option, the participant will recognize capital gain or loss (which may be short-term or long-term depending upon the participant's holding period) on the difference between the amount realized on such sale or other disposition and the participant's tax basis in the shares sold. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price for such shares and the amount includible in the participant's income with respect to such exercise and acquisition of the shares.

    INCENTIVE STOCK OPTIONS:

    Neither the grant nor, provided the holding periods described below are satisfied, the exercise of an incentive stock option will result in taxable income to a participant or a tax deduction for Ogden. However, for purposes of the alternative minimum tax, the excess of the fair market value of the shares acquired upon exercise of an incentive stock option (determined at the time the option is exercised) and the exercise price for such shares will be considered part of the participant's income.

    If the applicable holding periods described below are satisfied, the sale of shares of common stock purchased upon the exercise of an incentive stock option will result in capital gain or loss to the participant and will not result in a tax deduction to Ogden. To receive the foregoing incentive stock option tax treatment as to the shares acquired upon exercise of an incentive stock option, a participant must hold such shares for at least two years following the date the incentive stock option is granted and for one year following the date of the exercise of the incentive stock option. In addition, a participant generally must be an employee of Ogden (or a subsidiary corporation or parent corporation of Ogden) at all times between the date of grant and the date three months before exercise of the option.

    If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of (a) the fair market value of the shares on the date of exercise minus the exercise price or (b) the amount realized on the disposition minus the exercise price, will be treated as ordinary compensation income in the taxable year of the disposition of the shares, with any remaining gain being treated as capital gain. If the holding periods are not satisfied, Ogden will generally be entitled to a tax deduction equal to the amount of such ordinary income included in the participant's taxable income, subject to Section 162(m) described herein.

    STOCK OPTIONS GENERALLY:

    The following considerations may also apply to grants of non-qualified stock options and/or incentive stock options: (i) any officers and directors of Ogden subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their stock options, (ii) any entitlement to a tax deduction on the part of Ogden is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding a $1,000,000 limitation on deductible compensation), and (iii) in the event that the exercisability or vesting of any stock option is accelerated because of a change in control, payments relating to the stock option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes.

    In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Stock options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any participant during a specified period and the plan under which the options are granted is approved by shareholders and is administered by a compensation committee comprised of outside directors. The 1999 Stock Option Plan is intended to satisfy these requirements with respect to stock options.

    No Awards have been granted under the 1999 Stock Option Plan to the participants, no determination has been made with respect to future recipients Awards under the 1999 Stock Option Plan, and, because further Awards will likely be based upon prospective factors, it is not currently possible to specify the names or positions of the individuals to whom Awards may be granted, or the number of shares or other amounts, within the limitations of the 1999 Stock Option Plan, to be covered by Awards to be granted in the future. The closing price of Ogden's common stock as of March 26, 1999 was $23.625 per share.

    The Board of Directors believes that the proposed Ogden 1999 Stock Option Plan will satisfy the objectives of attracting and retaining persons of ability as employees and members of the Board of Directors and motivating them to exert their best efforts on behalf of Ogden and its subsidiary corporations.

VOTE REQUIRED

    The affirmative vote of a majority of the votes cast at this Annual Meeting, in person or by proxy, and entitled to vote will be required for the approval of the Ogden 1999 Stock Option Plan.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NUMBER
(3).

APPROVAL OF THE AMENDED AND RESTATED CEO FORMULA BONUS PLAN--PROPOSAL NUMBER (4)

PROPOSED ACTION

    The Ogden Board of Directors is proposing an amendment and restatement of Ogden's CEO Formula Bonus Plan, a performance-based compensation plan, to qualify certain components of compensation paid to Ogden's Chief Executive Officer for the tax deductibility exception under Section 162(m) of the Code and Regulation 162(m)of the Code for performance based compensation. The Ogden Board of Directors believes the amendment and restatement of the CEO Bonus Plan is in the best interest of Ogden and its shareholders.

DESCRIPTION OF PROPOSAL

    In 1994 Ogden's Board of Directors adopted and the shareholders approved the CEO Bonus Plan, a performance-based compensation plan designed to meet the requirements for an exception from the provisions of Section 162(m) of the Code which limit the corporate federal income tax deduction that would otherwise be available for certain compensation paid by Ogden to certain executives in certain circumstances.

    When the CEO Bonus Plan was originally submitted to shareholders in 1994 for approval, its terms satisfied the statutory conditions under Section 162(m) of the Code. However, regulations subsequently issued under Section 162(m) of the Code require that a maximum dollar amount of compensation that can be paid to the CEO under the CEO Bonus Plan be set forth in the CEO Bonus Plan. Therefore, the Ogden Board of Directors has amended the CEO Bonus Plan to provide that the maximum bonus payable in any measurement year shall be $4,000,000 and has adopted the Amended and Restated CEO Formula Bonus Plan, as set forth in Annex C hereto, subject to shareholder approval.

    In general, the Amended and Restated CEO Bonus Plan provides for the payment of an annual cash bonus to the Chief Executive Officer of Ogden (the "CEO") if certain performance objectives based on pre-tax return on equity are achieved by Ogden for the applicable year. The bonus generally ranges from 0% to 150% of the CEO's annual salary, subject to a maximum annual bonus of $4,000,000. The Amended and Restated CEO Bonus Plan will be administered by a committee of the Board of Directors consisting of outside directors, within the meaning of Code section 162(m) and the regulations thereunder. The Committee will have authority to determine whether and to what extent the performance objectives have been achieved in a given year and to reduce, but not increase, the annual bonus payable to the CEO in its discretion.

    For calendar year 1999, under the Amended and Restated CEO Bonus Plan, the CEO will receive an annual bonus ranging from 0% to 150% of his annual salary rate for 1999 depending upon Ogden's achievement for calendar year 1999 of the performance objectives specified in the Amended and Restated CEO Bonus Plan, subject to an annual maximum bonus of $4,000,000. No other employees are entitled to awards under the Amended and Restated CEO Bonus Plan. See "Compensation Committee Report on Executive Compensation--Chief Executive Officer (CEO) Compensation--CEO Bonus Plan-1999 Targets."

    The federal income tax consequences to the CEO and to Ogden in respect of the Amended and Restated CEO Bonus Plan are as follows: the CEO will recognize ordinary compensation income, subject to ordinary income tax withholding by Ogden, on the full amount of any annual bonus paid to the CEO for the taxable year of the CEO in which payment is made to him; and Ogden will be entitled to a corresponding corporate income tax deduction for the taxable year of Ogden in which the payment is made, equal to the amount of such payment.

VOTE REQUIRED

    The affirmative vote of a majority of the votes cast at this Annual Meeting, in person or by proxy, and entitled to vote will be required for the approval of the Amended and Restated CEO Formula Bonus Plan.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NUMBER (4)

RATIFICATION OF AUDITORS--PROPOSAL NUMBER (5)

PROPOSED ACTION

    Shareholders are requested to ratify the continued appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year 1999. A representative of Deloitte & Touche is expected to be present at this Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

DESCRIPTION OF PROPOSAL

    Deloitte & Touche has been Ogden's auditors since 1951. Audit and other services rendered by Deloitte & Touche for the fiscal year ended December 31, 1998, in addition to the audit of the consolidated financial statements, included: review of financial and related information that is to be included in filings with the Securities and Exchange Commission; consultation during the year on matters related to accounting and financial reporting; audits of financial statements of certain subsidiary companies; audits of employee benefit plans contained in filings required pursuant to ERISA; consulting services; and meeting with Ogden's Audit Committee on matters related to the audit. Although Ogden is not required to submit the selection of auditors to the shareholders for ratification, it has elected to do so. In the event such selection is not ratified, Ogden would consider the selection of other auditors for fiscal years after 1999. However, it would not be possible to replace Deloitte & Touche as auditors for the 1999 fiscal year without significant disruption of Ogden's business.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the votes present at this Annual Meeting in person or by proxy, and entitled to vote will be required to approve the continued appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year 1999.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL
  NUMBER (5)

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of Ogden's Compensation Committee are Judith D. Moyers, Chairman; Norman G. Einspruch; and Jeffrey F. Friedman. All of the foregoing members are "non-employee directors" (within the meaning of revised Rule 16b-3 of the Securities Exchange Act) and "outside directors" (within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended) of Ogden who are not employees or members of management of Ogden or any of its subsidiaries.

    The Compensation Committee Report on Executive Compensation and the graph which follows shall not be deemed to be incorporated by reference into any filing made by Ogden under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent Ogden incorporates such report and graph by specific reference.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

THE EXECUTIVE COMPENSATION PROGRAM

    Ogden has designed its executive compensation program to attract, motivate and retain talented executives. Toward this end, the executive compensation program provides:

    - A base salary program to attract and retain talented executives who demonstrate the qualities required in the Ogden entrepreneurial culture and who meet the corporation's rigorous goals and standards.

    - Annual incentive bonus payments that are highly variable based on the achievement of Ogden's earnings-per-share target, business unit operating income and individual goals. These incentive bonuses reward individuals whose performance contributes to achieving strategic and financial corporate objectives. The CEO Formula Bonus Plan as amended sets the annual incentive bonus target for the CEO and President based on a pre-tax return on equity formula.

    - Clear and uncomplicated long-term incentives, in the form of stock options, to encourage equity ownership and to align executive's interests with shareholders. Stock options have been granted periodically to reflect expanded roles and responsibilities or to readjust the total direct compensation mix. Grants have generally vested over a five-year period, somewhat longer than typical vesting schedules, and expire ten years from grant date. Ogden plans to shift its compensation mix more heavily toward long-term pay by instituting an annual stock option grant schedule, with each grant vesting over a three-year period. Awards will be made to those executives who have the greatest opportunity to increase Ogden's shareholder value. The size of the annual grants will reflect competitive compensation levels and corporate and business unit performance over the preceding year.

    Ogden compares its executives' compensation levels with other similarly sized companies in a broad cross-section of industries and, at the business unit level, with other companies in the three industries in which Ogden operates. To attract and retain high caliber executives, Ogden targets its executives' total compensation opportunity at the 75(th) percentile of these markets, but actual compensation levels will depend upon results achieved and shareholder returns realized.

CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

    The Committee set Mr. Ablon's base salary for 1999 at $1,000,000, unchanged from 1998. He was also awarded a 1998 bonus of $1,500,000 under the bonus formula of the CEO Bonus Plan for 1998 performance, and granted 100,000 stock options vesting over five years. This is Mr. Ablon's first stock option grant since 1994. The factors utilized by the Committee in reaching its decisions are summarized below:

    COMPETITIVE PRACTICE IN CEO COMPENSATION--Ogden operates diverse lines of business. Its success depends on the marketing and financial acumen as well as the creativity of its executives. As such, it competes for executive talent with any number of major Fortune 500 companies across many industries. Therefore, the Committee reviews summaries of prevailing CEO compensation practices of major companies in many industries rather than just companies within the specific service industry category. The Committee uses this information to evaluate competitive factors affecting the CEO's compensation. The Committee reviewed the competitive practices in CEO compensation based on The Wall Street Journal/ William M. Mercer (WSJ/Mercer) survey of 1998 Proxy Statements (comparing 1997 compensation from 350 major service and industrial companies).

    The Committee evaluated Mr. Ablon's 1998 total cash compensation against 1997 competitive pay at 70 of the 350 companies with revenues under $3.0 billion (1997 was the most recent year for which information was available). Using these measures, Mr. Ablon's total compensation, including salary, annual bonus and long-term incentive awards, approximates the 60th percentile of total direct compensation.

    CEO BONUS PLAN--1998 PERFORMANCE--The CEO Bonus Plan adopted by the Committee and approved by shareholders in 1994 sets forth a Target Bonus which can be earned based upon the Pre-Tax Return on Equity (ROE) Performance Level achieved for each calendar year. Under the terms of the Bonus Plan, Ogden's 1998 Pre-Tax Income of $153,030,000 was divided by opening Shareholders' Equity of $566,091,000 equaling 27%. This Performance Level earns Mr. Ablon 150% of the Target Bonus. The 1998 Target Bonus, which equals base pay, was $1,000,000.

    CEO BONUS PLAN--1999 TARGETS--The Target Bonus for 1999 is $1,000,000, 100% of base salary. The bonus that may be awarded under the 1994 Bonus Plan may vary based upon Ogden's ROE Performance Level. The Committee established the following Performance Levels for 1999 (unchanged from 1998):

PRE-TAX ROE PERFORMANCE LEVEL                                                                      % OF TARGET BONUS
-----------------------------------------------------------------------------------------------  ---------------------
< 13%..........................................................................................                0
13% to under 17%...............................................................................               75%
17% to under 21%...............................................................................              100%
21% to under 25%...............................................................................              125%
25% or greater.................................................................................              150%

    BONUS PLAN--1999 AMENDMENT--Ogden has adopted an amendment to the 1994 Bonus Plan that would impose a specific dollar limit on the total bonus amount payable to the CEO for any measurement year. The 1994 Bonus Plan, by its terms, limits the CEO's bonus to 150% of salary; however, in order to ensure the continued tax deductibility of payments made under the 1994 Bonus Plan, a specific maximum dollar amount is required by the IRS to be set forth in the Bonus Plan that limits the CEO's bonus regardless of his salary level. Mr. Ablon's bonus formula under the Bonus Plan, as amended, will remain unchanged, however, the amount of bonus paid to him cannot exceed $4,000,000.

FINANCIAL PERFORMANCE

    Ogden's overall financial performance for 1998 reflected the Company's commitment to its long-range goals. Ogden's earnings per diluted share increased to $1.70 from $1.49, an increase of 14.1%. For the 1998 year, Ogden's stock price was 11.1% lower. Ogden's total shareholder return (assumes reinvestment of dividends) was 6.7%, as compared to the Dow Jones Industrial Average at 18.1%, the S&P 500 at 28.6%, and the S&P Mid Cap 400 at 19.1%.

OTHER EXECUTIVE COMPENSATION

    The Committee decided on 1999 base salaries for Messrs. Mackin, Hahn, Marshall, and Stone, in the amounts of $542,275, $310,500, $300,000, and $291,059, respectively (representing increases of 4.8%, 3.5%, 20.0%, and 3.5%, respectively) and annual bonus amounts reflected in the Summary Compensation Table, for 1998 performance.

    In arriving at these decisions, the Committee considered individual contributions during 1998. The Committee also considered summaries of executive compensation surveys published by leading compensation consulting firms.

POLICY REGARDING DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Ogden's policy regarding deductibility of executive pay in excess of $1 million is to preserve the tax deductibility of such amounts by having annual incentive bonuses for executives and stock options qualified as performance-based compensation under the IRS rules. The 1994 Bonus Plan as amended and the 1999 Ogden Stock Option Plan, both of which were adopted by the Committee and the Board, and submitted for approval to shareholders, constitute the largest elements of Ogden's senior executives' compensation packages. The Committee acknowledges that there may be certain non-cash "imputed income" items, which may cause pay to exceed $1 million in any year. This policy does not contemplate restricting the Committee from using discretionary business judgment as it determines appropriate.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    Judith Davidson Moyers, Chairman
    Norman G. Einspruch
    Jeffrey F. Friedman

    The graph below compares the cumulative total shareholder return on Ogden's common shares for the last five fiscal years with the cumulative total shareholder return on the S&P 500 Index and the S&P Midcap 400 Index over the same period, assuming the investment of $100 in Ogden common shares and the reinvestment of all dividends.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG OGDEN, THE S&P 500 INDEX AND THE S&P MIDCAP 400 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            OGDEN CORP.    S&P 500    S&P MIDCAP 400
1993                 100        100               100
1994              87.457    101.322            96.423
1995             105.583    139.365           126.272
1996             100.126    171.350           150.473
1997             156.643    228.498           198.997
1998             145.744    293.793           237.032

                             EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the aggregate cash and non-cash compensation for each of the last three fiscal years awarded to, earned by or paid to the CEO of Ogden and each of Ogden's four other most highly compensated executive officers whose salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM COMPENSATION
                                                     ANNUAL COMPENSATION (1)                          AWARDS
                                          ----------------------------------------------   ----------------------------
                                                                                             SECURITIES
                                                                                             UNDERLYING
                                                                            OTHER ANNUAL      OPTIONS/      ALL OTHER
                                                                            COMPENSATION    LIMITED SARs   COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR     SALARY       BONUS           (2)             (3)            (4)
----------------------------------------  -----  ----------  -----------    ------------   --------------  ------------
R. Richard Ablon,.......................   1998  $1,000,000  $ 1,500,000(5)   $ 147,854                 0    $200,609
Chairman of the Board, President and       1997     800,000    1,000,000        131,639                 0     160,840
Chief Executive Officer, Ogden, and        1996     800,000      800,000        148,188                 0           0
Chairman and Chief Executive Officer,
Ogden Energy Group, Inc., a 100% owned
subsidiary of Ogden.

Scott G. Mackin,........................   1998  $  517,275  $   575,000      $       0                 0    $ 97,019
Executive Vice President, Ogden, and       1997     495,000      450,000              0            50,000      88,156
President and Chief Operating Officer,     1996     475,000      375,000              0                 0      85,530
Ogden Energy Group, Inc., a 100% owned
subsidiary of Ogden.

David L. Hahn,..........................   1998  $  300,000  $   250,000      $       0           100,000    $ 49,763
Senior Vice President, Ogden, and          1997     230,000      200,000              0            30,000      35,224
Executive Vice President and Chief         1996     190,000      120,000              0                 0       4,479
Operating Officer of Ogden Aviation
Services, Inc., a 100% owned subsidiary
of Ogden.

Quintin G. Marshall,....................   1998  $  250,000  $   275,000      $       0            60,000    $ 40,071
Senior Vice President, Corporate           1997     200,000      150,000              0            40,000      26,455
Development, Ogden.                        1996     175,000       60,000              0            20,000           0

Bruce W. Stone,.........................   1998  $  281,216  $   225,000      $       0                 0    $ 49,562
Executive Vice President and Managing      1997     270,400      209,280        129,095                 0      45,988
Director, Ogden Energy Group, Inc., a      1996     260,000      180,000              0                 0      44,761
100% owned subsidiary of Ogden

------------------------------

(1) Includes annual compensation awarded to, earned by or paid to the individual during the last three fiscal years, or any portion thereof, that the named individual served as an executive officer of Ogden.

(2) Amounts in this column represent cost of life insurance, car allowance, medical reimbursement, personal use of aircraft and other personal benefits which in the aggregate exceeded the lesser of either $50,000 or 10% of the executive's combined salary and bonus. The only personal benefits reportable in 1998 for the listed executive officers was a charge of $81,833 for use of the Ogden aircraft and a net reimbursement for medical expenses in the amount of $46,791 by Mr. Ablon.

(3) See "Stock Option Tables--Option/Limited Stock Appreciation Rights Granted in Last Fiscal Year" of this Proxy Statement.

(4) Includes, for the fiscal year ending December 31, 1998: (i) 401(k) matching contributions credited to the account balances of Messrs. Ablon, Hahn and Marshall in the amount of $0, $4,800, and $4,800, respectively, under the Ogden 401(k) Plan; (ii) an annual contribution in the amount of $16,000 to each of the account balances of Messrs. Mackin and Stone under the Ogden Energy Group Profit Sharing Plan; and (iii) a special discretionary cash payment made to Messrs. Ablon, Mackin, Hahn, Marshall and Stone in the amounts of $200,609, $81,019, $44,963, $35,271 and $33,562, respectively, as a result of contribution limitations imposed by the Internal Revenue Code relating to the Ogden Energy and Ogden Profit Sharing Plans.

(5) Mr. Ablon's bonus was determined in accordance with the CEO Bonus Plan (see "Compensation Committee Report on Executive Compensation--Chief Executive Officer Compensation" of this Proxy Statement).

                              STOCK OPTION TABLES

    The following table sets forth information with respect to the named executive officers of Ogden concerning the grant of Ogden stock options and limited stock appreciation rights during the fiscal year 1998:

      OPTION/LIMITED STOCK APPRECIATION RIGHTS GRANTED IN LAST FISCAL YEAR

                                                 NUMBER OF
                                                SECURITIES
                                                UNDERLYING     % OF TOTAL OPTIONS/
                                              OPTION/LIMITED      LIMITED STOCK
                                                   STOCK       APPRECIATION RIGHTS
                                               APPRECIATION        GRANTED TO        EXERCISE                 GRANT DATE
                                              RIGHTS GRANTED   EMPLOYEES IN FISCAL   PRICE PER   EXPIRATION     PRESENT
NAME                                                (1)               YEAR             SHARE        DATE       VALUE(2)
--------------------------------------------  ---------------  -------------------  -----------  -----------  -----------
R. Richard Ablon............................             0                  0        $       0          N/A    $     N/A
Scott G. Mackin.............................             0                  0                0          N/A          N/A
David L. Hahn...............................       100,000               10.8          26.2188    1/14/2008      484,261
Quintin G. Marshall.........................        60,000                6.5          26.2188    1/14/2008      290,556
Bruce W. Stone..............................             0                  0                0          N/A          N/A

------------------------

(1) Options were granted at the fair market value of the Ogden common stock on the date of grant, vest at the rate of 20% per year over a five year period, and expire 10 years from date of grant. Each option is accompanied by a limited stock appreciation right which provides that the option becomes immediately exercisable upon a change in control of Ogden, as defined in the Ogden 1990 Stock Option Plan as Amended and Restated.

(2) The estimated grant date present value was determined by using the Black-Scholes model with the following assumptions: an exercise price of $26.2188 per share, equal to 100% of the fair market value of Ogden common stock on the date of grant; stock price volatility of .2209; dividend yield of 4.70%; a 5.52% risk-free rate of return; and an option term of 10 years. No adjustments have been made for forfeitures or nontransferability. The ultimate value of the options will depend on the future market price of Ogden common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Ogden's common stock over the exercise price on the date the option is exercised.

    The following table sets forth information with respect to the named executive officers of Ogden concerning the exercise of stock options and limited stock appreciation rights during 1998 and the value of unexercised stock options held as of December 31, 1998.

AGGREGATED OPTION/LIMITED STOCK APPRECIATION RIGHTS EXERCISED IN 1998 AND FISCAL
           YEAR-END OPTION/ LIMITED STOCK APPRECIATION RIGHTS VALUES

                                                                                                               VALUE OF
                                                                                                              UNEXERCISED
                                                                                                                  IN-
                                                                                                               THE-MONEY
                                                                                     NUMBER OF SECURITIES     OPTIONS/LSAR
                                                                                    UNDERLYING UNEXERCISED     AT FY-END
                                                                                    OPTIONS/LSAR AT FY-END        (1)
                                                SHARES ACQUIRED                   --------------------------  -----------
NAME                                              ON EXERCISE    VALUE REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE
----------------------------------------------  ---------------  ---------------  -----------  -------------  -----------
R. Richard Ablon..............................             0                0        960,000       120,000     $4,575,300
Scott G. Mackin...............................             0                0        324,400        80,000     1,511,324
David L. Hahn.................................             0                0         46,000        24,000       178,438
Quintin G. Marshall...........................             0                0         16,000        44,000        58,500
Bruce W. Stone................................             0                0        150,200             0     1,066,693


NAME                                            UNEXERCISABLE
----------------------------------------------  -------------
R. Richard Ablon..............................    $ 266,250
Scott G. Mackin...............................      170,000
David L. Hahn.................................      108,750
Quintin G. Marshall...........................      178,375
Bruce W. Stone................................            0

------------------------------

(1) Computed based upon the difference between the exercise price of each option grant and the average of the high and low sale prices of Ogden common stock on the New York Stock Exchange Composite Tape on December 31, 1998.

OGDEN EXECUTIVE PENSION PLAN

    The Executive Pension Plan is a non-tax-qualified defined benefit plan that is generally not subject to the provisions of the Employee Retirement Income Security Act of 1974. Ogden makes annual contributions to the Executive Pension Plan trust, as determined by Ogden's actuary, which are deposited with the American Express Trust Company pursuant to a grantor trust agreement between Ogden and the American Express Trust Company. Ogden does not have access to or use of the trust assets; however, the assets would be subject to the claims of Ogden's general creditors in the event of its insolvency or bankruptcy. Amounts payable under the Executive Pension Plan are included in the recipient's income only when actually paid.

    All of the executive officers listed in the Summary Compensation Table (except Messrs. Mackin and Stone), are eligible to participate in the Executive Pension Plan and are entitled to a retirement benefit, subject to certain offsets as described below, equal to 1.5% of the executive's final average compensation for the five consecutive highest paid years out of the executive's last ten years preceding retirement multiplied by the executive's years of service.

    Compensation includes salary, bonus and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other noncash compensation. An eligible executive becomes fully vested and entitled to a benefit under the Executive Pension Plan upon the completion of five years of service. The relationship of the covered compensation to the annual compensation shown in the Summary Compensation Table would be the Salary and Bonus columns and any car allowance.

    Pursuant to the provisions of the Executive Pension Plan, a lump-sum equivalent of the monthly benefit to be distributed to the executive upon retirement, termination or death, is subject to offset by any amounts previously distributed to such executive as a result of the prior termination of Ogden's pension and supplemental pension plans and subject to an early retirement reduction of 6% per year prior to age 65 except the reduction is reduced to 4% per year after age 55 and with 15 years of service. The amount distributed will be taxable to the executive as ordinary income at the time of distribution. As of December 31, 1998, R. Richard Ablon, David L. Hahn and Quintin G. Marshall have accrued 28, 11 and 3 years of service, respectively, under the plan and a monthly benefit accrual in the amount of $28,993, $4,127 and $1,187, respectively. Scott G. Mackin and Bruce W. Stone are not eligible for benefits under the Ogden Executive Pension Plan but they do participate in the Ogden Energy Group Pension Plan as described below.

OGDEN ENERGY GROUP PENSION PLAN

    Scott G. Mackin and Bruce W. Stone participate in the Ogden Energy Group Pension Plan, a tax-qualified defined benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974. Under the Energy Group Pension Plan each participant who meets the plan's vesting requirements will be provided with an annual benefit at or after age 65 equal to 1.5% of the participant's average compensation during the five consecutive calendar years of employment out of the ten consecutive calendar years immediately preceding his retirement date or termination date during which such average is the highest, multiplied by his total years of service. Compensation includes salary and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other noncash compensation. The relationship of the covered compensation to the annual compensation shown in the Summary Compensation Table would be the Salary and Bonus columns and any car allowance. A plan participant who is at least age 55 and who retires after completion of at least five years of employment receives a benefit equal to the amount he would have received if he had retired at age 65, reduced by an amount equal to 0.5% of the benefit multiplied by the number of months between the date the participant commences receiving benefits and the date he would have commenced to receive benefits if he had not retired prior to age 65.

    Messrs. Mackin and Stone also participate in the Ogden Energy Group Supplemental Deferred Benefit Plan, a deferred compensation plan which is not qualified for federal income tax purposes. The Energy Group Supplemental Benefit Plan provides that, in the event that the annual retirement benefit of any participant in the Energy Group Pension Plan, determined pursuant to such plan's benefit formula, cannot be paid because of certain limits on annual benefits and contributions imposed by the Code, the amount by which such benefit must be reduced will be paid to the participant from the general assets of the company.

    The following table shows the estimated annual retirement benefits payable in the form of a life annuity at age 65 under the Energy Group Pension Plan and the Energy Group Supplemental Benefit Plan. Mr. Mackin has 12.5 years and Mr. Stone has 22.8 years of credited service under the Energy Group Pension Plan as of December 31, 1998 and had annual average earnings for the last five years of $793,414 and $413,008, respectively.

AVERAGE ANNUAL
EARNINGS IN 5
 CONSECUTIVE
 HIGHEST PAID
 YEARS OUT OF
LAST 10 YEARS      ESTIMATED ANNUAL RETIREMENT BENEFITS BASED ON YEARS OF SERVICE
  PRECEDING     ---------------------------------------------------------------------
  RETIREMENT        5          10          15          20          25          30
--------------  ---------  ----------  ----------  ----------  ----------  ----------
  $  375,000    $  28,125  $   56,250  $   84,375  $  112,500  $  140,625  $  168,750
     400,000       30,000      60,000      90,000     120,000     150,000     180,000
     425,000       31,875      63,750      95,625     127,500     159,375     191,250
     525,000       39,375      78,750     118,125     157,500     196,875     236,250
     625,000       46,875      93,750     140,625     187,500     234,375     281,250
     675,000       50,625     101,250     151,875     202,500     253,125     303,750
     750,000       56,250     112,500     168,750     225,000     281,250     337.500
     800,000       60,000     120,000     180,000     240,000     300,000     360,000

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL

ARRANGEMENTS

EMPLOYMENT CONTRACTS

    (A) R. Richard Ablon is employed by Ogden as its President, Chief Executive Officer and Chairman of the Board of Directors pursuant to an employment agreement dated July 1, 1998 which provides for a five-year term commencing July 1, 1998 and continuing through June 30, 2003, provided that commencing June 30, 1999 and each June 30 thereafter, the term of the agreement is automatically extended an additional one-year period until Mr. Ablon reaches his normal retirement date and year to year thereafter. Either party may elect not to extend the term for an additional one-year period by written notice given to the other at least sixty days' prior to June 30, 1999 or any subsequent June 30, in which event the agreement would continue in effect until the expiration of its then existing term, at which time Mr. Ablon's employment would terminate. The annual salary under the agreement is fixed at a minimum of $1,000,000 with an annual incentive bonus in such amount as determined by the Board of Directors and the CEO Bonus Plan. If Mr. Ablon's employment is terminated by Ogden for any reason other than for cause (as defined in the agreement) or if Mr. Ablon terminates employment for good reason, including a change-in-control (as defined in the agreement), then Mr. Ablon would be entitled to a lump-sum cash payment equal to the product of five times his annual base salary at the highest annual rate in effect at any time prior to the termination date, and the highest amount of annual bonus payable at any time prior to the termination date and, if applicable, an additional payment equal to the amount of any excise tax imposed on any payments under the agreement (including the additional payment) under the excess parachute payments of the Code.

    (B) Mr. Mackin is employed by Ogden as its Executive Vice President and President and Chief Operating Officer of Ogden Energy Group, Inc., a wholly-owned subsidiary of Ogden, pursuant to an employment agreement dated as of October 1, 1998 for a five-year term commencing October 1, 1998 and continuing through September 30, 2003 and year to year thereafter, subject to the right of either party to terminate the agreement on any September 30 upon at least sixty (60) days prior written notice. The agreement provides for a minimum annual salary in the amount of $517,275, and an annual incentive bonus in such amount as may be determined by the Board of Directors. The agreement also provides that if Mr. Mackin terminates his employment for good reason, including a change-in-control (as defined in the agreement), or if his employment is terminated by Ogden for any reason other than for cause (as defined in the agreement) then he is entitled to a lump sum cash payment equal to the product of five times his base salary at the highest annual rate in effect at any time prior to the termination date, and the highest amount of annual bonus payable at any time prior to the termination date and, if applicable, an additional payment equal to the amount of any excise tax imposed on any payments under the agreement (including the additional payment) under the excess parachute payments of the Code.

    (C) Mr. Hahn is employed by Ogden as its Senior Vice President, Aviation and as Executive Vice President and Chief Operating Officer of Ogden Aviation Services, Inc., a wholly-owned subsidiary of Ogden, pursuant to an amended employment agreement which became effective as of October 1, 1998 and continues through September 30, 1999, and from year to year thereafter, subject to the right of either party to terminate such employment on September 30, 1999 or any subsequent September 30, upon at least sixty days prior written notice. The annual salary under the agreement is fixed at a minimum of $300,000 with an annual incentive bonus in such amount as determined by the Board of Directors. The agreement also provides that if Mr. Hahn's employment is terminated by Ogden for any reason other than for cause (as defined in the agreement) or if Mr. Hahn terminates employment for good reason, including a change-in-control (as defined in the agreement), then Mr. Hahn is entitled to a lump sum cash payment equal to the product of five times his annualized base salary at the highest annual rate in effect at any time prior to the termination date and the highest amount of annual bonus payable at any time prior to the termination date. At Mr. Hahn's option the foregoing amount may be paid to him over a period of five years.

    (D) Mr. Marshall is employed by Ogden as its Senior Vice President, Corporate Development pursuant to an amended employment agreement which became effective as of October 1, 1998 and continues through September 30, 1999 and year to year thereafter subject to the right of either party to terminate such employment as of September 30, 1999, or any subsequent September 30 upon sixty days prior written notice. The annual salary under the agreement is set at a minimum of $250,000 with an annual incentive bonus in such amount as determined by the Board of Directors. The agreement also provides that if Ogden terminates the employment of Mr. Marshall for any reason other than for cause (as defined in the agreement) or if Mr. Marshall terminates employment for good reason, including a change-in-control (as defined in the agreement), then Mr. Marshall is entitled to a lump sum cash payment equal to the product of five times his annualized base salary at the highest annual rate in effect at any time prior to the termination date, and the highest amount of annual bonus payable at any time prior to the termination date.

    (E) Mr. Stone is employed by Ogden Energy Group, Inc. pursuant to an employment agreement which became effective as of June 1, 1990 and continued through December 31, 1993, and from year to year thereafter, subject to the right of either party to terminate such employment on any December 31, upon at least sixty days prior written notice. The annual salary under the agreement is fixed at a minimum of $144,200 with an annual incentive bonus in such amount as determined by the Board of Directors. The agreement also provides that if Mr. Stone's employment is terminated for any reason other than for cause (as defined in the agreement) or if Mr. Stone terminates employment for good reason (as defined in the agreement), then Mr. Stone is entitled to a cash payment equal to three times his annual salary and bonus at the time of such termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    A loan was made by Ogden on August 3, 1998 to Quintin G. Marshall, Senior Vice President, Corporate Development, to assist Mr. Marshall in the purchase of a new home. The loan is evidenced by a demand note and a mortgage note secured by a first mortgage on the premises, each note bears interest at the rate of 7% per annum. The maximum amount outstanding during 1998 under the demand note was $426,842, and under the mortgage note was $1,450,000. As of March 1, 1999 there was an outstanding balance of $426,842, plus accrued interest under the demand note and an outstanding balance of $1,450,000, plus accrued interest, under the mortgage note.

    A loan was made by Ogden on December 16, 1998 to David L. Hahn, Senior Vice President, Aviation to assist Mr. Hahn in making improvements and additions to his existing home. The loan is evidenced by a promissory note bearing interest at the rate of 7% per annum. The maximum amount outstanding during 1998 under the promissory note was $300,000. As of March 1, 1999, there was an outstanding balance of $300,000, plus accrued interest, under the promissory note.

    The maximum amount outstanding during 1998 pursuant to a loan made by Ogden Energy in 1990 to Bruce W. Stone, an Executive Officer of Ogden, for the purpose of assisting him in the purchase of his home was $91,260. The loan is evidenced by a demand note bearing interest at the rate 8% per annum. As of March 1, 1999, there was an outstanding balance of $70,562.

    Robert E. Smith, an Ogden director, is counsel to the law firm of Rosenman & Colin which during 1998 rendered legal services to Ogden principally in the areas of litigation management and benefits. Since May 1998 the services rendered by Rosenman & Colin on behalf of Ogden has principally been to complete legal work already in progress.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Ogden's directors, executive officers and persons who beneficially own more than 10% of any class of Ogden's equity securities to file certain reports concerning their beneficial ownership and changes in their beneficial ownership of Ogden's equity securities. Ogden believes that during fiscal 1998 all persons who are required to file reports concerning their beneficial ownership as described above complied with their Section 16(a) filing requirements.

OTHER MATTERS

    Ogden has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying form of proxy will use their own discretion in voting with respect to any such matters.

    Any proposals of shareholders to be presented at Ogden's Annual Meeting of Shareholders in 2000 must be received at Ogden's principal executive offices, Two Pennsylvania Plaza, New York, New York 10121, Attn: Vice President and Secretary, not later than December 14, 1999.

                                    ANNEX A

    TEXT OF SECTION 6. OF THE RESTATED CERTIFICATE OF INCORPORATION
     AS PROPOSED TO BE AMENDED.(*)

    (a) At all meetings of the stockholders of the Corporation, each holder of record of Common Stock shall be entitled to one vote for each share of such class of stock standing in his name on the books of the Corporation, subject to the right of the Board of Directors to determine a record date for the purpose of determining the stockholders entitled to vote at any particular meeting. Cumulative voting shall not be permitted at election of directors.

    (b) The affairs of this Corporation shall be conducted by a Board of Directors. Except as otherwise provided by this Section 6, the number of directors of the Corporation, not less than 12 nor more than 18, shall be fixed from time to time by the vote of a majority of the entire Board; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. Commencing with the annual election of directors by the stockholders of the Corporation in 1984, the directors of the Corporation shall be divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of directors. The term of office of the initial Class I directors shall expire at the annual election of directors by the stockholders of the Corporation in 1985, the term of office of the initial Class II directors shall expire at the annual election of directors by the stockholders of the Corporation in 1986, and the term of office of the initial Class III directors shall expire at the annual election of directors by the stockholders of the Corporation in 1987, or in each case thereafter when their respective successors are elected by the stockholders and qualify. Notwithstanding the foregoing, at each annual election of directors by the stockholders of the Corporation held, commencing with the annual election of directors by the stockholders of the Corporation in 2000, the directors chosen to succeed those whose terms are then expired shall be elected by the stockholders of the Corporation for a term expiring at the succeeding annual election of directors, or thereafter when their respective successors are elected by the stockholders and qualify. Directors who have been elected by the stockholders or otherwise appointed prior to the annual election of directors in 2000 shall serve until the expiration of the term for which they were elected or appointed, or thereafter when their respective successors are elected by the stockholders and qualify. At each annual election of directors by the stockholders of the Corporation held after 1984 and prior to 2000, the directors chosen to succeed those whose terms are then expired shall be identified as being of the same class as the directors they succeed and shall be elected by the stockholders of the Corporation for a term expiring at the third succeeding annual election of directors, or thereafter when their respective successors in each case are elected by the stockholders and qualify.

    In the event that the holders of any class of stock of the Corporation, other than the holders of Common Stock, are entitled to elect directors as provided in Section 5, then the provisions of Section 5 with respect to their rights shall apply. The number of directors that may be elected by the holders of any class of stock, other than the holders of Common Stock, shall be in addition to the number specified by this Section 6 and any such additional directors shall be elected for terms expiring at the next annual meeting of stockholders and without regard to any classification of the remaining members of the Board of Directors.

    If at any meeting for the election of directors, more than one class of stock, voting separately as classes, shall be entitled to elect one or more directors and there shall be a quorum of only one such class of stock, that class of stock shall be entitled to elect its quota of directors notwithstanding the absence of a quorum of the other class or classes of stock.

* Printed copies of the Proxy Statement mailed to shareholders show proposed new language by double underlining and language proposed to be deleted as struck through. Such indications of changes in language cannot be shown in this EDGAR version of the Proxy Statement.

    (c) In case of an increase in the number of directors, subject to the provisions of Section 5, the additional directors may be elected by the Board of Directors and, if prior to the annual election of directors in 2000, such directorships thereby created shall be apportioned among the classes of directors so as to maintain such classes as nearly equal in number as possible. In case of vacancies in the Board of Directors, subject to the provisions of
Section 5, a majority of the remaining directors may elect directors to fill such vacancy.

ANNEX B

                               OGDEN CORPORATION
                             1999 STOCK OPTION PLAN
                            (EFFECTIVE MAY 20, 1999)

1.  PURPOSE.

    The purposes of this Ogden Corporation 1999 Stock Option Plan (the "Plan") are to induce certain individuals to remain in the employ of, or to continue to serve as directors of, Ogden Corporation (the "Company"), its present and future subsidiary corporations (each a "Subsidiary"), as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code") and its future parent corporations, if any (each, a "Parent"), as defined in section 424(e) of the Code, to attract new individuals to enter into such employment and service and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors of the Company (the "Board") believes that the granting of stock options and other awards (the "Awards") under the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company and aid in securing its continued growth and financial success.

2.  SHARES SUBJECT TO PLAN.

    The maximum number of shares of the common stock, par value $.50 per share (the "Common Stock"), of the Company with respect to which Awards may be granted under the Plan or that may be delivered to participants ("Participants") and their beneficiaries under the Plan shall be 4,000,000 (subject to adjustment as provided in Section 9 of the Plan). For purposes of this Section 2 other than with regard to incentive stock options described in Section 4(A) of the Plan, the number of shares that may be delivered under the Plan shall be determined after giving effect to the use by a Participant of the right, if granted, to cause the Company to withhold from the shares of Common Stock otherwise deliverable to him or her upon the exercise of an Award, shares of Common Stock in payment of all or a portion of his or her withholding obligation arising from such exercise (i.e., only the number of shares issued net of the shares tendered shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan). If any Awards expire or terminate for any reason without having been exercised in full, new Awards may thereafter be granted with respect to the unpurchased shares subject to such expired or terminated Awards. If a limited stock appreciation right ("LSAR") is granted in tandem with a stock option, such grant shall only apply once against the maximum number of shares of Common Stock which may be delivered to Participants or granted under the Plan. The shares of Common Stock available under the Plan may be either authorized and unissued shares of Common Stock or shares of Common Stock held in or acquired for the treasury of the Company.

3.  ADMINISTRATION.

    (A) The Plan shall be administered by a committee or subcommittee of the Board (the "Committee") which shall consist of two or more members of the Board, each of whom is intended to be, to the extent required by Rule 16b-3 promulgated under section 16(b) of the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), a "non-employee director" as defined in Rule 16b-3 and, to the extent required by section 162(m) of the Code, an "outside director" as defined under section 162(m) of the Code; provided, however, that with respect to the application of the Plan to non-employee directors, the Board shall be deemed the Committee. If for any reason the Committee does not meet the requirements of Rule 16b-3 or section 162(m) of the Code, such non-compliance with the requirements of Rule 16b-3 or section 162(m) of the Code shall not affect the validity of Awards, interpretations or other actions of the Committee. The Committee shall be appointed annually by the Board, which may at any time and from time to time remove any members of the Committee, with or without cause, appoint additional members to the Committee and fill vacancies, however caused, in the Committee. In the event that no Committee shall have been appointed, the Plan shall be administered by the Board. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held except that the Committee may delegate to any one of its members the authority of the Committee with respect to the grant of Awards to an employee who: (i) is not an officer and/or director of the Company; (ii) is not, and may not reasonably be expected to become, a "covered employee" within the meaning of section 162(m)(3) of the Code; and (iii) who is not subject to the reporting requirements under section 16(a) of the Securities Exchange Act of 1934, as amended. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee (or by a member of the Committee to whom authority has been delegated) shall be fully as effective as if it had been made at a meeting duly called and held.

    (B) The Committee's powers and authority shall include, but not be limited to (i) selecting individuals for participation who are employees of the Company, any Subsidiary or any Parent and who are members of the Board; (ii) determining the types and terms and conditions of all Awards granted, including performance and other earnout and/or vesting contingencies; (iii) permitting transferability of Awards to third parties; (iv) interpreting the Plan's provisions; and (v) administering the Plan in a manner that is consistent with its purpose. The Committee's determination on the matters referred to in this Section 3(B) shall be conclusive. Any dispute or disagreement which may arise under or as a result of or with respect to any Award shall be determined by the Committee, in its sole discretion, and any interpretations by the Committee of the terms of any Award shall be final, binding and conclusive.

    (C) Subject to Section 12 of the Plan, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to, the taxes of, non-U.S. jurisdictions to comply with applicable tax, securities and other laws and may impose any limitations and restrictions that it deems necessary to comply with the applicable tax, securities and other laws of such non-U.S. jurisdictions. To the extent applicable, the Plan is intended to comply with section 162(m) of the Code (with regard to "covered employees" as defined in section 162(m) of the Code) and the applicable requirements of Rule 16b-3 and shall be limited, construed and interpreted in a manner so as to comply therewith.

4.  TYPES OF AWARDS.

    An Award may be granted singularly, in combination with another Award(s) or in tandem whereby exercise or vesting of one Award held by a Participant cancels another award held by the Participant. Subject to Section 6 hereof, an Award may be granted as an alternative to or replacement of an existing Award under the Plan or under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company. The types of Awards that may be granted under the Plan include:

    (A) A stock option, which represents a right to purchase a specified number of shares of Common Stock during a specified period at a price per share which is no less than that required by Section 6 hereof. Options will be either (a) "incentive stock options" (which term, when used herein, shall have the meaning ascribed thereto by the provisions of section 422(b) of the Code, or (b) options which are not incentive stock options ("non-qualified stock options"), as determined at the time of the grant thereof by the Committee.

    (B) An LSAR, which is a right granted in tandem with a related stock option, to receive a payment in cash equal to the excess of the aggregate price (as described herein) at the time specified below of a specified number of shares of Common Stock over the aggregate exercise price of the related stock option being exercised; provided, however, that such right shall be exercisable only upon the occurrence of a Change in Control and only in the alternative to exercise of its related stock option. The Committee may grant in connection with any stock option granted hereunder one or more LSARs relating to a number of shares of Common Stock less than or equal to the number of shares of Common Stock subject to the related stock option. An LSAR may be granted at the same time as, or subsequent to the time that, its related stock option is granted.

    The exercise of an LSAR relating to a non-qualified stock option with respect to any number of shares of Common Stock shall entitle the Participant to a cash payment, for each share, equal to the excess of (i) the greatest of (A) the highest price per share of Common Stock paid in the Change in Control in connection with which such LSAR became exercisable, (B) the fair market value of a share of Common Stock on the date of such Change of Control and (C) the fair market value of a share of Common Stock on the effective date of such exercise over (iii) the exercise price of the related stock option. Such payment shall be paid as soon as practical, but in no event later than the expiration of five business days, after the effective date of such exercise. The exercise of an LSAR relating to an incentive stock option with respect to any number of shares of Common Stock shall entitle the Participant to a cash payment, for each such share, equal to the excess of (i) the fair market value of a share of Common Stock on the effective date of such exercise over (ii) the exercise price of the related stock option. Such payment shall be paid as soon as practical, but in no event later than the expiration of five business days, after the effective date of such exercise.

    An LSAR shall be exercisable only during the period commencing on the first day following the occurrence of a Change in Control and terminating on the expiration of ninety days after such date. Notwithstanding anything else herein, an LSAR relating to an incentive stock option may be exercised with respect to a share of Common Stock only if the fair market value of such share on the effective date of such exercise exceeds the exercise price relating to such share. Notwithstanding anything else herein, an LSAR may be exercised only if and to the extent that the stock option to which it relates is exercisable. The exercise of an LSAR with respect to a number of shares of Common Stock shall cause the immediate and automatic cancellation of the stock option to which it relates with respect to an equal number of shares. The exercise of a related stock option, or the cancellation, termination or expiration of a related stock option (other than pursuant to this paragraph), with respect to a number of shares of Common Stock, shall cause the cancellation of the LSAR related to it with respect to an equal number of shares. Each LSAR shall be exercisable in whole or in part; provided, that no partial exercise of an LSAR shall be for an aggregate exercise price of less than $1,000. The partial exercise of an LSAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

    (C) A cash award, which is a right denominated in cash or cash units to receive a cash payment, based on the attainment of pre-established performance goals and such other conditions, restrictions and contingencies as the Committee shall determine; provided, however, that if the cash award is made to a "covered employee," under section 162(m)(3) of the Code, the Award is intended to satisfy section 162(m) of the Code.

    For each Participant for each calendar year, the Committee may specify a targeted performance award. The individual target award may be expressed, at the Committee's discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under the Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an individual target award for an employee for a calendar year shall not imply or require that the same level individual target award (if any such award is established by the Committee for the relevant employee) be set for any subsequent calendar year. At the time the performance goals are established, the Committee shall prescribe a formula to determine the percentages (which may be greater than one-hundred percent (100%)) of the individual target award which may be payable based upon the degree of attainment of the performance goals during the calendar year. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant's individual target award (or attained percentage thereof) regardless of the degree of attainment of the performance goals; provided that no such discretion to reduce an Award earned based on achievement of the applicable performance goals shall be permitted for the calendar year in which a Change in Control of the Company occurs, or during such calendar year with regard to the prior calendar year if the Awards for the prior calendar year have not been made by the time of the Change in Control of the Company, with regard to individuals who were Participants at the time of the Change in Control of the Company.

    For "covered employees" under section 162(m) of the Code, the Committee shall establish the objective performance goals, formulae or standards and the individual target award (if any) applicable to each Participant or class of Participants for a calendar year in writing prior to the beginning of such calendar year or at such later date as permitted under section 162(m) of the Code and while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate, if and only to the extent permitted under section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. The performance goals that may be used by the Committee for such Awards shall be based on the goals described in Exhibit A, attached hereto. The Committee may designate a single goal criterion or multiple goal criteria for performance measure purposes with the measurement based on absolute Company, Subsidiaries, Parent, division or business unit performance and/or on performance as compared with that of other publicly traded companies. With respect to "covered employees" under section 162(m) of the Code, the Committee shall satisfy the certification requirements in the manner set forth under section 162(m) of the Code.

    (D) The Committee may provide a loan to any Participant in an amount determined by the Committee to enable the Participant to pay (i) any federal, state or local income taxes arising out of the exercise of an Award or (ii) the exercise price with respect to any Award or (iii) to purchase shares of Common Stock on the open market. Any such loan (i) shall be for such term and at such rate of interest as the Committee may determine, (ii) shall be evidenced by a promissory note in a form determined by the Committee and executed by the Participant and (iii) shall be subject to such other terms and conditions as the Committee may determine.

5.  ELIGIBILITY.

    An Award may be granted only to (i) employees of the Company, a Subsidiary or a Parent, (ii) directors of the Company who are not employees of the Company, a Subsidiary or a Parent and (iii) employees of a corporation which has been acquired by the Company, a Subsidiary or a Parent, whether by way of exchange or purchase of stock, purchase of assets, merger or reverse merger, or otherwise, who hold options with respect to the stock of such corporation which the Company has agreed to assume. Eligibility for the grant of an Award and actual participation in the Plan shall be determined by the Committee in its sole direction.

6.  STOCK OPTION PRICES AND FAIR MARKET VALUE.

    (A) Except as otherwise provided in Section 14 hereof, the initial per share option price of any stock option shall not be less than the fair market value of a share of Common Stock on the date of grant; provided, however, that, in the case of a Participant who owns (within the meaning of section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, each Subsidiary and Parent at the time a stock option which is an incentive stock option is granted to him or her, the initial per share option price shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant.

    (B) For all purposes of this Plan, the fair market value of a share of Common Stock on any date shall be (i) the average of the high and low sales prices on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such date as reported on the Nasdaq Stock Market, Inc. or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by a qualified appraiser selected by the Committee. Notwithstanding anything herein to the contrary, the fair market value of a share of Common Stock on any date means the price for Common Stock set by the Committee in good faith based on reasonable methods set forth under section 422 of the Code and the regulations thereunder including, without limitation, a method utilizing the average of prices of the Common Stock reported on the principal national securities exchange on which it is then traded on the Nasdaq Stock Market, Inc. during a reasonable period designated by the Committee.

7.  OPTION TERM.

    Options shall be granted for such term as the Committee shall determine, not in excess of ten years from the date of the granting thereof; provided, however, that, except as otherwise provided in Section 14 hereof, in the case of a Participant who owns (within the meaning of section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, each Subsidiary and Parent that the time an option which is an incentive stock option is granted to him or her, the term with respect to such option shall not be in excess of five years from the date of the granting thereof.

8.  LIMITATION ON AMOUNT OF AWARDS GRANTED.

    (A) Except as otherwise provided in Section 14 hereof, the aggregate fair market value of the shares of Common Stock for which any Participant may be granted incentive stock options which are exercisable for the first time in any calendar year (whether under the terms of the Plan or any other stock option plan of the Company) shall not exceed $100,000.

    (B) No Participant shall be granted stock options and/or LSARs during any calendar year to purchase more than an aggregate of 500,000 shares of Common Stock (subject to adjustment as provided in Section 9 of the Plan). LSARs granted in tandem with a stock option shall only apply once against a Participant's maximum individual number of shares of Common Stock subject to an award of options and/or LSARs hereunder.

    (C) Subject to Section 8(D), the following additional maximums are imposed under the Plan. The maximum number of shares of Common Stock that may be covered by stock options intended to be incentive stock options shall be 4,000,000 (subject to adjustment as provided in Section 9 of the Plan). The maximum payment that may be made for awards granted to any one individual pursuant to
Section 4(C) hereof shall be $3,000,000 for any single or combined performance goals established for a specified performance period. A specified performance period for purposes of this performance goal payment limit shall not exceed a sixty (60) consecutive month period.

    (D) Subject to the overall limitation on the number of shares of Common Stock that may be delivered under the Plan, the Committee may use available shares of Common Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.

9.  ADJUSTMENT OF NUMBER OF SHARES.

    (A) In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any Award and the number of shares of Common Stock available for purchase or delivery under the Plan but not yet covered by an Award shall be adjusted by adding to each share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock are exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, reverse stock split, reclassification, combination of shares, sale of assets or merger or consolidation in which the Company is the surviving corporation, then, if the Committee shall determine, in its sole discretion, to be appropriate, there shall be substituted for each share of Common Stock then subject to any outstanding Award and for each share of Common Stock which may be issued under the Plan but not yet covered by an outstanding Award, the number and kind of shares of stock or other securities for which each outstanding share of Common Stock shall be so exchanged and, if determined by the Committee in its sole discretion to be appropriate, the exercise or option price applicable under any then outstanding Award shall be adjusted proportionately to reflect such corporate transaction.

    (B) In the event that there shall be any change in the capitalization of the Company or other corporate change affecting the outstanding Common Stock, including by way of an extraordinary or stock dividend, spin-off or other corporate change, other than any change specified in Section 9(A) hereof, then, if the Committee shall, in its sole discretion, determine it to be appropriate, the number or kind of shares then subject to any outstanding Award, the number or kind of shares then available for issuance in accordance with the provisions of the Plan but not yet covered by an outstanding Award, and/or the exercise or option price applicable under any then outstanding Award shall be adjusted proportionately to reflect such corporate event and, if and to the to extent the Committee shall, in its sole discretion, determine it to be appropriate, all or any portion of the Plan may be assumed by any corporate successor to all or a portion of the Company's business and shares of such corporate successor (or the Parent or a Subsidiary thereof) shall be substituted for the shares of Common Stock covered by the portion of the Plan so assumed.

    (C) Notwithstanding the foregoing provisions of this Section 9, in the case of any then outstanding incentive stock options, the Committee shall make commercially reasonable efforts to effect any substitution or adjustment authorized by the Committee pursuant to this Section 9 in a manner consistent with the applicable requirements of Treasury Regulation section 1.425-1.

    (D) Any substitution or adjustment determined under this Section 9 by the Committee in good faith shall be final, binding and conclusive on the Company and all Participants, directors and employees and their respective heirs, executors, administrators, successors and assigns.

    (E) No adjustment or substitution provided for in this Section 9 shall require the Company to issue a fractional share under any Award or to sell a fractional share under any stock option. Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to this Section 9 shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

    (F) (i) Notwithstanding the foregoing provisions of this Section 9, in the event of a Change in Control, each Award shall become fully vested and exercisable.

    (ii) As used herein, "Change in Control" shall mean:

    (I) any Person (as such term is defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, other than beneficial ownership by a Participant, the Company, any subsidiary of the Company, any employee benefit plan of the Company or a subsidiary thereof or any person or entity organized, appointed or established, pursuant to the terms of any such benefit plan;

    (II) the Company's stockholders approve an agreement to merge or consolidate the Company with another corporation, or an agreement providing for the sale of substantially all of the assets of the

Company to one or more corporations, in any case other than with or to a corporation 50% or more of which is controlled by, or is under common control with, the Company; or

    (III) during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board cease to constitute a majority of thereof for any reason; PROVIDED, HOWEVER, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director wsa elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this provision), other than any director who is so approved in conection with any actual or threatened contest for election to positions on the Board.

    (G) In the event of the occurrence of any coprprate transaction or event described in Section 9(A) or 9(B) hereof or the occurrence of a Change in Control, the Committee may reasonably determine in good faith that all or a portion of the Awards hereunder shall be honored, assumed or converted or new rights substituted therefor (each such honored, assumed, converted or substituted Award shall hereinafter be called an "Alternative Award") by a Participant's employer (or the parent or a subsidiary of such employer) immediately following such corporate transaction or event or Change in Control, provided that any such Alternative Award must meet the following criteria:

    (i) the Alternative Award must be based on stock which is traded on an established securities market, or which will be so traded within 30 days of the transaction, event or Change in Control;

    (ii) the Alternative Award must provide such Participant with rights and entitlements substantially equivalent to the rights and entitlements applicable under such Award immmediately prior to such transaction, event or Change in Control, including, but not limited to, an identical or better exercise schedule; and

    (iii) the Alternative Award must have economic value substantially equivalent to the value of such Award (as determined by the Committee at the time of the transaction, event or Change in Control).

    For purposes of incentive stock options, any assumed or substituted stock option shall comply with the requirements of Treasury Regulation Section 1.425-1 (and any amendments thereto). The Committee may, in its sole discretion, apply the same methodology to non-qualified stock options.

10. PURCHASE FOR INVESTMENT, WAIVERS AND WITHHOLDING.

    (A) Unless the delivery of shares under any Award shall be registered under the Securities Act of 1933, such Participant shall, as a condition of the Company's obligation to deliver such shares, be required to represent to the Company in writing that he or she is acquiring such shares for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities association system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

    (B) In the event of the death of a Participant, an additional condition of exercising any Award shall be the delivery to the Company of such tax waivers and other documents as the Committee shall determine.

    (C) An additional condition of exercising any non-qualified stock option or an LSAR shall be the entry by the Participant into such arrangements with the Company with respect to withholding as the Committee shall determine. The Company shall have the right to deduct from any payment to be made to a Participant, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Any such withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

11. NO STOCKHOLDER STATUS; NO RESTRICTIONS ON CORPORATE ACTS; NO EMPLOYMENT
    RIGHT.

    (A) Neither any Participant nor his or her legal representatives, legatees or distributees shall be or be deemed to be the holder of any share of Common Stock covered by an Award unless and until a certificate for such share has been issued. Upon payment of the purchase price therefor, a share issued upon exercise of an Award shall be fully paid and non-assessable.

    (B) Neither the existence of the Plan nor any Award shall in any way affect the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

    (C) Neither the existence of the Plan nor the grant of any Award shall require the Company, any Subsidiary or Parent to continue any Participant in the employ or service of the Company, such Subsidiary or such Parent.

12. TERMINATION AND AMENDMENT OF THE PLAN.

    The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable; provided, however, that the Board may not, without further approval of the holders of the shares of Common Stock in accordance with the laws of the State of Delaware, solely to the extent required by the applicable provisions of Rule 16b-3, section 162(m) or 422 of the Code or the rules of any applicable exchange: (i) increase the aggregate number of shares of Common Stock as to which Awards may be granted under the Plan (as adjusted in accordance with the provisions of Section 9 hereof); (ii) increase the minimum individual Participant share limitations under Section 8(B) of the Plan; (iii) increase the maximum payment under Section 8(C) of the Plan; (iv) materially alter the performance criteria described in Section 4(C) and Exhibit A of the Plan; (v) extend the maximum option period under Section 7 of the Plan;
(vi) change the class of persons eligible to participate in the Plan; or (vii) change the manner of determining stock option prices under Section 6 of the Plan. Except as otherwise provided in Section 14 hereof, no termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, adversely affect the rights of such Participant under such Award.

13. EXPIRATION AND TERMINATION OF THE PLAN.

    The Plan shall terminate on May 19, 2009 or at such earlier time as the Board may determine; provided, however, that the Plan shall terminate as of its effective date in the event that it shall not be approved by the stockholders of the Company at its 1999 Annual Meeting of Stockholders. Awards may be granted under the Plan at any time and from time to time prior to its termination. Any Award outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Award shall have been exercised or shall have expired in accordance with its terms.

14. STOCK OPTIONS GRANTED IN CONNECTION WITH ACQUISITIONS.

    In the event that the Committee determines that, in connection with the acquisition by the Company or a Subsidiary of another corporation which will become a Subsidiary or division of the Company (such corporation being hereafter referred to as an "Acquired Subsidiary"), stock options may be granted hereunder to employees and other personnel of an Acquired Subsidiary in exchange for then outstanding stock options to purchase securities of the Acquired Subsidiary. Such stock options may be granted at such option prices, may be exercisable immediately or at any time or times either in whole or in part, and may contain such other provisions not inconsistent with the Plan, or the requirements set forth in
Section 12 hereof that certain amendments to the Plan be approved by the stockholders of the Company, as the Committee, in its discretion, shall deem appropriate at the time of the granting of such stock options.

                                   EXHIBIT A
                               PERFORMANCE GOALS

    These performance goals shall be based on one or more of the following criteria with regard to the Company (or a Subsidiary, Parent, division, or other operational unit of the Company): (i) the attainment of certain target levels of, or a specified percentage increase in, profits, market share, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, funds from operations or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow or cash generation targets; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;
(vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders' equity or profitability targets as measured by return ratio and shareholder returns; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company's common stock; and (x) the growth in the value of an investment in the Company's common stock assuming the reinvestment of dividends. For purposes of item (i) above, "extraordinary items" shall mean all items of gain, loss or expense for the calendar year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board.

    To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code with respect to "covered employees" under section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may:
(i) designate additional business criteria on which the performance goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

ANNEX C

                  AMENDED AND RESTATED CEO FORMULA BONUS PLAN

1. PURPOSE: The purpose of the CEO Formula Bonus Plan (the "Plan") is to provide the CEO with an additional incentive to enhance and improve the performance of the Company as well as to meet the requirements of qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and Regulation 162(m) of the Code and preserve the deduction for compensation in excess of $1.0 million paid to the CEO.

2.  DEFINITIONS:

    (a) "Bonus" shall be in the amount approved by the Committee and payable to the CEO in accordance with the Plan, which amount shall not exceed the Maximum Bonus for each Measurement Year.

    (b) "Maximum Bonus" shall mean $4,000,000.

    (c) "CEO" means the Chief Executive Officer of Ogden Corporation ("Ogden").

    (d) "Committee" means the Compensation Committee of the Ogden Board of Directors comprised of "outside directors" within the meaning of Section 162(m) of the Code.

    (e) "Company" means Ogden and its subsidiaries.

    (f) "Designated Beneficiary" means the Participant's spouse who shall receive any payments due to the Participant under the Plan upon the Participant's death. If the spouse is not living, the Designated Beneficiary shall be the Participant's estate.

    (g) "Disability" is defined as a condition entitling the Participant to benefits under the Company's long-term disability plan or policy applicable to the CEO.

    (h) "Effective Date" shall be January 1, 1999.

    (i) "Measurement Year" means each calendar year period over which the Company's ROE Performance is measured.

    (j) "Participant" means the CEO who is eligible to receive a Bonus under the Plan.

    (k) "Pre-Tax Income" for any Measurement Year is the amount of consolidated income from continuing operations before income taxes and minority interest as of the December 31 occurring in such Measurement Year as reported in the Company's Statements of Consolidated Income.

    (l) "Pre-Tax ROE Performance Level" for any Measurement Year means the Company's Pre-Tax Income achieved in any such Measurement Year divided by the Company's Shareholders' Equity for such Measurement Year.

    (m) "Shareholders' Equity" for any Measurement Year is equal to the total shareholders equity as of the December 31 occurring in the immediately preceding calendar year, as reported in the Company's Statement of Shareholders' Equity.

    (n) "Target Bonus" for any Measurement Year shall be equal to the Participant's base salary as determined by the Committee prior to the Measurement Year and which becomes effective as of March 1 of the Measurement Year.

3.  ELIGIBILITY: Participation in the Plan will be limited to the CEO.

4. BONUS FORMULA: The Participant will be eligible for an annual cash Bonus with respect to each Measurement Year based upon the Company's Pre-Tax ROE Performance Level attained in such Measurement Year. The amount of each Bonus shall be equal to a portion of the Target Bonus which amount cannot exceed the Maximum Bonus. For each Pre-Tax ROE Performance Level, the amount of any Bonus payable, not to exceed the Maximum Bonus, is designated in the following table:

PRE-TAX ROE
PERFORMANCE LEVEL                                                              % OF TARGET BONUS
---------------------------------------------------------------------------  ---------------------
< 13%......................................................................                0
13% to under 17%...........................................................               75%
17% to under 21%...........................................................              100%
21% to under 25%...........................................................              125%
25% or greater.............................................................              150%

------------------------

5. AWARD DETERMINATION: The annual Bonus amount to be awarded under the Plan will be determined by the Committee based on the actual Pre-Tax ROE Performance Level in the Measurement Year. Following December 31 of each Measurement Year, the Committee will certify in writing to the Pre-Tax ROE Performance Level achieved after the completion and audit of the Company's annual financial statements. Such certification shall be included in the minutes of the Committee.

6. MODIFICATION OF AWARDS BASED ON INDIVIDUAL PERFORMANCE: The Participant's Bonus award as determined by the Pre-Tax ROE Performance Level may be reduced based on the Committee's evaluation of other factors related to the Participant's and Company's overall performance.

7. TIMING AND PAYMENT OF AWARDS: Payment of any Bonus under the Plan will be made after completion of each Measurement Year as soon as practical following Certification by the Committee of the Company's Pre-Tax ROE Performance Level and final approval of the Bonus by the Committee.

8. DISABILITY OR DEATH: In the event of the Participant's Disability or Death during a Measurement Year, the full Bonus earned for the Measurement Year and approved by the Committee will be paid to the Participant or Designated Beneficiary, as the case may be, as if the Participant had remained active throughout the Measurement Year. In the event of the Participant's death after the death of a Measurement Year but prior to the payment of any Bonus earned for such Measurement year such Bonus shall be paid to the Participant's Designated Beneficiary.

9. TERMINATION OF EMPLOYMENT: In the event the Participant's employment is terminated by Ogden during a Measurement Year for any reason other than for cause, as determined by the Committee or if the Participant has an employment agreement with Ogden, as set forth in such employment agreement, the full Bonus earned for the Measurement Year and approved by the Committee will be paid as if the Participant had remained employed throughout the Measurement Year.

10. ADMINISTRATION: The Plan will be administered by the Committee. The Committee retains the discretion to change the Pre-Tax ROE Performance Levels under the Bonus Formula, as set forth in the table in Paragraph 4. above, prior to the start of any Measurement Year and while the outcome is still uncertain. The Committee may reduce the Bonus payable under the Plan in any Measurement Year. The Committee reserves the right to terminate the Plan at any time or to amend the Plan in any respect; PROVIDED that no amendment shall be made which would cause payments pursuant to this Plan to fail to qualify for the exemption from the limitations of Section 162(m) and Regulation 162(m) of the Code provided by Section 162(m)(4)(C) of the Code. No Plan amendment or termination will alter the Participant's right to a Bonus for a Measurement Year already in progress with the exception of the 1999 Measurement Year. The Plan shall terminate and become null and void if it is not approved by the Ogden shareholders at the 1999 Annual Meeting in accordance with the requirements of Section 162(m)(4)(C) and Regulation 162(m)of the Code.

11. MISCELLANEOUS:

    (a) The right of the Participant to any payment hereunder shall not be assigned, transferred, pledged or encumbered.

    (b) This Plan and all rights hereunder shall be subject to any and all governmental laws, regulations and approvals that may exist from time to time and shall be interpreted in accordance with the laws of the state of New York.

    (c) All payments required to be paid hereunder shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

    (d) Nothing contained in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant's employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the base salary of the Participant from the rate in effect at the commencement of a Measurement Year, except that at no time shall the Bonus be greater than the Maximum Bonus.

           [OGDEN]

            1999

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

THE ANNUAL MEETING OF SHAREHOLDERS WILL BE
HELD AT THE ESSEX HOUSE, 160 CENTRAL PARK SOUTH,
NEW YORK, NEW YORK AT 10:30 A.M.
(EASTERN DAYLIGHT SAVINGS TIME)
ON THURSDAY, MAY 20, 1999.

COMMON
                  OGDEN CORPORATION--BOARD OF DIRECTORS PROXY

     KNOW ALL MEN BY THESE PRESENT that the undersigned shareholder of OGDEN CORPORATION (the "Corporation") does hereby constitute and appoint R. RICHARD ABLON, J.L. EFFINGER and KATHLEEN RITCH, and each of them attorneys and proxies for the undersigned with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to appear and vote all the shares of Common Stock of the undersigned in the Corporation at the Annual Meeting of Shareholders of the Corporation, to be held at the Essex House, 160 Central Park South, New York, New York on Thursday, May 20, 1999, at 10:30 A.M. (Eastern Daylight Savings Time) and at any and all adjournments or postponements thereof, as set forth in the Notice of Annual Meeting of Shareholders, dated April __, 1999 and in their discretion to act upon any other matters as may properly come before the meeting.

     A majority of such attorneys as shall be present and shall act at said meeting, or any of them (or if only one of such attorneys shall be present and acts, then that one) shall have and may exercise all the powers of said attorneys hereunder.

     IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES TO WHICH IT RELATES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH IT RELATES WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEE DIRECTORS LISTED ON THE REVERSE SIDE; FOR THE AMENDMENT TO OGDEN'S RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE PROVISIONS FOR THE CLASSIFICATION OF THE BOARD EFFECTIVE AS OF THE ANNUAL MEETING IN 2000; FOR ADOPTION OF A NEW OGDEN 1999 STOCK OPTION PLAN; FOR ADOPTION OF THE AMENDED AND RESTATED CEO FORMULA BONUS PLAN; AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL OF THE FOREGOING PROPOSALS.

(Continued and to be dated and signed on the reverse side)

                                                 OGDEN CORPORATION
                                                 P.O. BOX 11173
                                                 NEW YORK, N.Y. 10203-0173

HARDING & HEAL, INC. PROOF #7 3/23/99 1620 CUST. THE BANK OF NEW YORK FILE NAME 68065 OGDEN COM PROXY

ATTN: ANNETTA SANFILIPPO

-------------------------------------------------------------------------------

             /      /

The proposals are fully explained in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. To vote your proxy please mark by placing an "X" in the appropriate box, sign and date the Proxy.

The Board of Directors Recommends A Vote "FOR" Each of the Following.

Proposal 1. Election of the following three        FOR election of all    / /   WITHHOLD AUTHORITY to vote     / /  *EXCEPTIONS / /
nominee directors for a three year term.           nominees listed below.       for all nominees listed below.

Nominees George L. Farr, Jeffrey F. Friedman and Helmut Volcker
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).
*Exceptions: ______________________________________________________________________________________________________________________

Proposal 2. Amendment to Ogden's Restated Certificate of Incorporation to eliminate the provisions for the classification of the Board of Directors effective as of the Annual Meeting in 2000.


            FOR / /         AGAINST / /     ABSTAIN / /


Proposal 3. Approve the adoption of a new Ogden 1999 Stock Option Plan.

            FOR / /         AGAINST / /     ABSTAIN / /

Proposal 4. Approve the adoption of the Amended and Restated CEO Formula Bonus Plan.

            FOR / /         AGAINST / /     ABSTAIN / /

Proposal 5. Ratification of appointment of Deloitte & Touche LLP as auditors of Ogden for the year 1999.

            FOR / /         AGAINST / /     ABSTAIN / /

                                        Please sign exactly as your name(s)
                                        appear hereon. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please sign your
                                        full name as such. If signer is a
                                        corporation, please sign in full
                                        corporate name by authorized officer.
                                        If signer is a partnership, please
                                        sign in partnership name by
                                        authorized person. Each joint owner
                                        should sign.

                                        DATED ___________________________, 1999

                                        _______________________________________
                                                       Signature

                                        _______________________________________
                                             Signature, if held jointly

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

If you plan to attend the meeting please check here. / /

Votes must be indicated in Black or Blue ink.
-------------------------------------------------------------------------------

PREFERRED
                  OGDEN CORPORATION--BOARD OF DIRECTORS PROXY

     KNOW ALL MEN BY THESE PRESENT that the undersigned shareholder of OGDEN CORPORATION (the "Corporation") does hereby constitute and appoint R. RICHARD ABLON, J.L. EFFINGER and KATHLEEN RITCH, and each of them attorneys and proxies for the undersigned with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to appear and vote all the shares of Preferred Stock of the undersigned in the Corporation at the Annual Meeting of Shareholders of the Corporation, to be held at the Essex House, 160 Central Park South, New York, New York on Thursday, May 20, 1999, at 10:30 A.M. (Eastern Daylight Savings Time) and at any and all adjournments or postponements thereof, as set forth in the Notice of Annual Meeting of Shareholders, dated April __, 1999 and in their discretion to act upon any other matters as may properly come before the meeting.

     IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES TO WHICH IT RELATES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH IT RELATES WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEE DIRECTORS LISTED ON THE REVERSE SIDE; FOR THE AMENDMENT TO OGDEN'S RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE PROVISIONS FOR THE CLASSIFICATION OF THE BOARD EFFECTIVE AS OF THE ANNUAL MEETING IN 2000; FOR ADOPTION OF A NEW OGDEN 1999 STOCK OPTION PLAN; FOR ADOPTION OF THE AMENDED AND RESTATED CEO FORMULA BONUS PLAN; AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL OF THE FOREGOING PROPOSALS.

(Continued and to be dated and signed on the reverse side)

                                                 OGDEN CORPORATION
                                                 P.O. BOX 11173
                                                 NEW YORK, N.Y. 10203-0173

HARDING & HEAL, INC. PROOF #7 3/23/99 1620 CUST. THE BANK OF NEW YORK FILE NAME 68065 OGDEN COM PROXY

ATTN: ANNETTA SANFILIPPO

-------------------------------------------------------------------------------

             /      /

The proposals are fully explained in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. To vote your proxy please mark by placing an "X" in the appropriate box, sign and date the Proxy.

The Board of Directors Recommends A Vote "FOR" Each of the Following.

Proposal 1. Election of the following three        FOR election of all    / /   WITHHOLD AUTHORITY to vote     / /  *EXCEPTIONS / /
nominee directors for a three year term.           nominees listed below.       for all nominees listed below.

Nominees George L. Farr, Jeffrey F. Friedman and Helmut Volcker
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).
*Exceptions: ______________________________________________________________________________________________________________________

Proposal 2. Amendment to Ogden's Restated Certificate of Incorporation to eliminate the provisions for the classification of the Board of Directors effective as of the Annual Meeting in 2000.


            FOR / /         AGAINST / /     ABSTAIN / /


Proposal 3. Approve the adoption of a new Ogden 1999 Stock Option Plan.

            FOR / /         AGAINST / /     ABSTAIN / /

Proposal 4. Approve the adoption of the Amended and Restated CEO Formula Bonus Plan.

            FOR / /         AGAINST / /     ABSTAIN / /

Proposal 5. Ratification of appointment of Deloitte & Touche LLP as auditors of Ogden for the year 1999.

            FOR / /         AGAINST / /     ABSTAIN / /

                                        Please sign exactly as your name(s)
                                        appear hereon. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please sign your
                                        full name as such. If signer is a
                                        corporation, please sign in full
                                        corporate name by authorized officer.
                                        If signer is a partnership, please
                                        sign in partnership name by
                                        authorized person. Each joint owner
                                        should sign.

                                        DATED ___________________________, 1999

                                        _______________________________________
                                                       Signature

                                        _______________________________________
                                             Signature, if held jointly

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

If you plan to attend the meeting please check here.

Votes must be indicated in Black or Blue ink.
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